Exhibit 2.2
PARTNERSHIP INTEREST AND SHARE PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
BP CANADA ENERGY
as Seller
AND
APACHE CANADA LTD.
as Buyer

EXHIBITS

EXHIBIT “A”	–	PROPERTIES
EXHIBIT “A-1”	–	RESERVED
EXHIBIT “A-2”	–	PIPELINES AND FACILITIES
EXHIBIT “A-3”	–	WELLS, FLOWLINES
EXHIBIT “A-4”	–	BUSINESS ASSETS
EXHIBIT “B-1”	–	EXCLUDED PROPERTIES (EXCLUDED LANDS)
EXHIBIT “B-2”	–	EXCLUDED PROPERTIES (EXCLUDED WELLS)
EXHIBIT “B-3”	–	EXCLUDED PROPERTIES (EXCLUDED PIPELINES)
EXHIBIT “C”	–	LITIGATION, CLAIMS AND DISPUTES
EXHIBIT “D”	–	CERTIFICATE
EXHIBIT “F”	–	TRANSITION AGREEMENT
EXHIBIT “G-1”	–	FORM OF BP CORPORATION NORTH AMERICA GUARANTY
EXHIBIT “G-2”	–	FORM OF ULTIMATE SELLER’S PARENT GUARANTEE
EXHIBIT “G-3”	–	FORM OF ULTIMATE BUYER’S PARENT GUARANTEE
EXHIBIT “H”	–	EMPLOYEE-RELATED MATTERS
EXHIBIT “I”	–	ASSIGNMENT OF PARTNERSHIP INTEREST
EXHIBIT “J”	–	DEBENTURE
EXHIBIT “K”	–	TRANSFER
EXHIBIT “L”	–	SEISMIC LICENSE
EXHIBIT “M”	–	NEW GP PARTNERSHIP AGREEMENT

SCHEDULES

PREFERENTIAL PURCHASE RIGHTS	3.1
MATERIAL CONTRACTS	10.1.11
SUSPENSE FUND	10.1.14
PENALTY OPERATIONS	10.1.15
WELLS	10.1.16
CURRENT COMMITMENTS	10.1.21
TECHNOLOGY INFORMATION	10.1.26
WELLS AND FACILITIES SUBJECT TO PLUGGING AND ABANDONMENT	12.4

PARTNERSHIP INTEREST AND SHARE PURCHASE AND SALE AGREEMENT
     THIS PARTNERSHIP INTEREST AND SHARE PURCHASE AND SALE AGREEMENT (this “Agreement”) dated July 20, 2010, is between BP Canada Energy, a partnership formed under the laws of the Province of Alberta (“Seller”) and Apache Canada Ltd., a corporation formed under the laws of the Province of Alberta (“Buyer”) (Seller and Buyer herein being individually, a “Party” and collectively, the “Parties”).
     WHEREAS, Seller desires to sell and deliver to Buyer, and Buyer desires to purchase and accept the Target Interests from Seller pursuant to and in accordance with the terms and conditions of this Agreement and the Debenture; and
     WHEREAS, the Parties have reached agreement regarding the sale and purchase of the Target Interests.
     NOW, THEREFORE, for and in consideration of the mutual covenants herein, the Parties agree to all the terms and conditions in this Agreement:
ARTICLE I
DEFINITIONS; CONSTRUCTION
          1.1 Definitions. In this Agreement, capitalized terms have the meanings provided in this Article, unless defined elsewhere in this Agreement.
     “ADRI” means the ADR Institute of Canada, Inc.
     “ADRI Rules” means the National Arbitration Rules of ADRI.
     “Accounting Referee” means the accounting firm of Deloitte & Touche LLP (at its Calgary, Alberta office) or, if such firm shall decline or is unable to act, such other nationally recognized accounting firm on which the Parties agree in writing.
     “Adjusted Purchase Price” means the Purchase Price, as adjusted pursuant to Article 2.2 or as otherwise provided in this Agreement.
     “Advance” has the meaning given it in Article 2.4.
     “Advance Closing” means consummation of the transactions contemplated herein to occur on the Advance Closing Date, including execution and delivery of all documents and other consideration required to be executed, delivered and paid on the Advance Closing Date as provided in this Agreement, including the Debenture.
     “Advance Closing Date” means, subject to Article 17.1, (a) the later of (i) July 30, 2010 or (ii) five (5) Business Days after all conditions precedent in Articles 15.1, 15.2 and 15.3 applicable to the Advance Closing Date have been satisfied or waived by the Party for whose benefit such conditions exist, or (b) any other date agreed to by the Parties in writing.
     “Adverse Condition Diligence Review Deadline” has the meaning given in Article 5.2.

     “Adverse Condition Dispute” has the meaning given in Article 5.4.
     “Affiliate” means any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the entity specified. For the purpose of this definition, the term “control” means ownership of fifty percent (50%) or more of voting rights (stock or otherwise) or ownership interests or the power to direct or cause the direction of the management and policies of the entity in question. For purposes of this Agreement, each of the New GP and Newco shall be deemed to be (i) Affiliates of Seller for periods prior to the Exchange and (ii) Affiliates of Buyer for periods after the Exchange.
     “Affiliate Burdens” means any ORRIs conveyed by Seller or any of its Affiliates to Seller or any of its Affiliates that burden the Properties.
     “Agreement” means this Partnership Interest and Share Sale Agreement, together with the Schedules attached hereto, all of which form an essential and integral part hereof.
     “Aggregate Transaction Claims” means the aggregate of all amounts for which Seller would be responsible to pay Buyer or the New GP under this Agreement for (i) Alleged Adverse Conditions under Article 5.2 and (ii) indemnification under Article 8.
     “Alleged Adverse Condition” means any condition or circumstance not in compliance with, or that has given rise to any liability or obligation to report, investigate, monitor, remove, cleanup, remediate, restore or correct under, applicable Environmental Laws existing as of the Exchange Closing Date that: (a) is asserted by Buyer in accordance with Article 5.2, and (b) requires an expenditure to remedy exceeding One Million Dollars (US $1,000,000) net to Seller’s interests in the Property affected by such individual condition; provided, however, that for purposes of determining whether any Alleged Adverse Condition meets such threshold amount, if the same Alleged Adverse Condition affects more than one Property, the costs and expenditures attributable to such Alleged Adverse Condition shall be aggregated for all of the affected Properties; provided, further, that if the costs and expenditures attributable to an Alleged Adverse Condition are in excess of the $1,000,000 threshold, then all of the costs and expenditures attributable to such Alleged Adverse Condition will be included in the calculation of the aggregate value of all Aggregate Transaction Claims in determining whether the Deductible has been met.
     “Antitrust Laws” means collectively, the Laws referred to as the “Regulatory Approvals” in the Debenture.
     “Arbitrator” has the meaning set forth in Article 19.2.
     “Arbitrable Dispute” means, except as set forth below, any and all disputes, Claims, counterclaims, demands, causes of action, controversies and other matters in question arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to matters that are the subject of this Agreement or the transactions contemplated hereby or the relationship between the Parties created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Law or otherwise, or (d) seeking damages or any other relief, whether at Law, in equity or otherwise; provided, however, that the term “Arbitrable Dispute” does not include disputes that by the terms of this Agreement (i) will be determined by the Environmental Referee or Accounting Referee, or (ii) relate to breach of confidentiality obligations, or (iii) concern either Party’s right to terminate this Agreement.
     “Arbitration Procedure” has the meaning set forth in Article 19.2.
     “Arbitration Tribunal” has the meaning set forth in Article 19.2.
     “Assignment of Partnership Interest” means a document in the form of Exhibit “I”.
     “Assumed Obligations” has the meaning given it in Article 12.2.
     “BOE” means barrel of oil equivalent which is one barrel of crude oil, one barrel of natural gas liquids or 5.8 mcf of natural gas.
     “Burden” means any Lien, burden, failure of title, discrepancy, interest, royalty, overriding royalty, sliding scale royalty, production payment, reversionary interest, convertible interest, net profits interest or other similar burden or interest.
     “Business Day” means between 8:00 a.m. and 5:00 p.m., local time in Calgary, Alberta, on a week day other than Saturday or Sunday or a statutory holiday in Calgary, Alberta.
     “Business” means the ownership and operation of the Properties.
     “Business Assets” means:
     (a) field offices pertaining to the Properties, furniture, artwork, office equipment, computer equipment, inventories and supplies located therein;
     (b) vehicles registered to, leased or owned by Seller, the cost of which was charged prior to the Effective Time to the account of the Properties in accordance with the applicable joint interest billings;
     (c) office and computer equipment located in the field offices, storage equipment yards pertaining to the Properties and all inventories of equipment, materials and supplies located therein as of the Effective Time, including the items listed on Exhibit “A-4”.
     but excluding from each of the foregoing any of the above items contained in this definition of “Business Assets” to the extent it is or specifically relates to the Excluded Properties.
     “Buyer” has the meaning set forth in the introductory paragraph of this Agreement.
     “Buyer Group” means each and all of: (a) Buyer and its officers, directors, agents, consultants and employees, and (b) Buyer’s Affiliates and their officers, directors, agents, consultants and employees

     “Buyer’s Acquisition Team” means David L. French, Vice President — Business Development; James C. Swetnam, Manager – Business Development; and Jackie David, Business Development Lead.
     “Buyer’s Representatives” means any member of the Buyer Group.
     “CCA” means the Competition Act (Canada) R.S.C., 1985 c.C-34, as amended, and the regulations issued thereunder.
     “Canadian Income Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c.1 (5th Supplement) as amended and the Income Tax Regulations.
     “Canadian Regulatory Approvals” has the meaning ascribed to the term “Regulatory Approvals” in the Debenture but, for purposes of this Agreement, excluding item (5) set forth in the definition thereof.
     “Canada SPU” has the meaning given it in Article 12.17.
     “Casualty Loss” means physical damage to the Properties that (a) occurs between execution of this Agreement and the Exchange Closing, (b) is not the result of normal wear and tear, mechanical failure or gradual structural deterioration of materials, equipment, and infrastructure, downhole failure (including (i) failures arising or occurring during drilling or completing operations, (ii) junked or lost holes, or (iii) sidetracking or deviating a well) or reservoir changes, and (c) has an adverse effect on the value of the affected Properties in an amount that exceeds One Million Dollars (US $1,000,000).
     “Certificate” means a document in the form of Exhibit “D”.
     “Charges” means (a) (i) invoices or bills received under Contracts in the ordinary course of business, (ii) other ordinary course of business charges for operating and maintaining material, equipment, other personal property and fixtures, leases, easements, rights-of-way, servitudes, subsurface leases, licenses and permits, and (iii) charges for utilities and insurance and (b) charges for the acquisition of materials, equipment, other personal property and fixtures, leases, easements, rights-of-way servitudes, subsurface leases, licenses and permits (in each case) to the extent that such items were acquired during the time period specified; provided that in no event shall Charges include (1) royalties (including overriding royalties), (2) costs and expenses arising out of any Contractual Audit, (3) costs and expenses relating to Suspense Funds, or (4) any costs and expenses incurred outside of the ordinary course of business in connection with the performance of services (such as costs and expenses attributable to personal injuries, environmental liabilities and/or property damages). For the avoidance of doubt, the foregoing proviso is not intended to exclude charges for (i) services performed during the time period specified for the repair of the facilities and equipment and (ii) associated clean-up and spill response.
     “Claim Notice” means a notice of a Third Party Claim or Loss provided in accordance with Article 8.8.

     “Claims” means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys’ fees and costs of litigation), whether known or unknown, and whether an Environmental Claim or a Non-Environmental Claim.
     “Closing” means, individually or collectively, the Exchange Closing and/or the Advance Closing.
     “Closing Date” means either the Advance Closing Date or the Exchange Closing Date, as applicable.
     “Code” shall mean the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.
     “Computed Interest” means simple interest at a rate per annum equal to five percent (5%), but in no event greater than the maximum rate of interest allowed by Law.
     “Confidentiality Agreement” means the Confidentiality Agreement dated July 2, 2010, between BP International Limited and Apache Corporation, as the same may be amended from time to time.
     “Contracts” has the meaning set forth in clause (a) of the definition of “Miscellaneous Interests”.
     “Contractual Audit” means joint interest audits and similar audits that are expressly permitted under the existing terms of the Contracts.
     “Contribute” means to irrevocably transfer, absolutely assign, convey, contribute and deliver, as applicable.
     “Contribution Transaction” has the meaning set forth in Article 12.15.
     “CTA” means the Canada Transportation Act, as amended, and the regulations issued thereunder.
     “Cure Period Deadline” means the date thirty (30) Days after the Adverse Condition Diligence Review Deadline.
     “Data Room” means the virtual Data Room established by Seller pertaining to the Properties.
     “Day” means a calendar day consisting of twenty-four (24) hours from midnight to midnight.
     “Debenture” means a debenture in the form of Exhibit “J”.
     “Deductible” means an amount equal to three percent (3%) of the unadjusted Purchase Price.
     “Effective Time” means July 1, 2010, at 7:00 a.m. local time in Calgary, Alberta.

     “Environmental Claims” means any and all Third Party Claims of any kind or character, (including demands, suits, causes of action, rights of action, or regulatory actions), Losses, risk of Losses, impairment of rights, damages, liabilities, subordinations, fines, or penalties and all expenses and costs (including attorneys’ fees, costs of litigation and court costs) associated therewith, whether known or unknown, direct or indirect, that (a) are asserted pursuant to Environmental Laws or (b) relate to, arise out of, or are connected with Alleged Adverse Conditions (including, without limitation, Third Party Claims for personal injury, death or property damage under common law or any other non-Environmental Laws).
     “Environmental Laws” means any and all Laws, applicable contracts or common laws that relate to (a) prevention of pollution or environmental damage, (b) removal or remediation of pollution or environmental damage, or (c) protection of the environment, public health or safety.
     “Environmental Referee” has the meaning set forth in Article 5.4.
     “Equity Interest” means (a) with respect to a corporation or any unlimited liability company, any and all shares of capital stock of such corporation or unlimited liability company (whether voting or non-voting) and any Rights with respect thereto, (b) with respect to a partnership, any and all units or partnership interests of such partnership and any rights with respect thereto, (c) with respect to a limited liability company, any and all units, membership interests or other liability interests of such limited liability company and any and all Rights with respect thereto, and (d) with respect to any other entity, any indirect or ownership interests of such entity and any Rights with respect thereto.
     “Estimated Adjusted Purchase Price” has the meaning set forth in Article 2.4.
     “Exchange” has the meaning set forth in the Debenture; provided, however, that for purposes of this Agreement, once the Exchange occurs, it shall be deemed to have occurred upon the Exchange Closing Date.
     “Exchange Act” has the meaning given it in Article 12.17.
     “Exchange Amount” means the Principal Amount (as defined in the Debenture) plus all interest accrued thereon to and including the Exchange Closing Date.
     “Exchange Closing” means consummation of the Exchange transactions contemplated herein and under the Debenture, including execution and delivery of all documents required to be executed and delivered on the Exchange Closing Date as provided in this Agreement.
     “Exchange Closing Date” means, subject to Article 17.1, (a) the later of (i) three (3) Business Days after the Exchange Trigger Date has occurred and (ii) all conditions precedent in Articles 15.1, 15.2 and 15.3 applicable to the Exchange Closing Date have been satisfied or waived by the Party for whose benefit such conditions exist, or (b) any other date agreed to by the Parties in writing.
     “Exchange Trigger Date” has the meaning set forth in the Debenture.

     “Excluded Properties” means the items, properties and matters that are set forth in Exhibits “B-1”, “B-2”, and “B-3” or that are otherwise excepted, reserved or retained by Seller under the terms of this Agreement.
     “Extended Cure Period Deadline” means the date one hundred and fifty (150) Days following the Cure Period Deadline.
     “Facilities” means, in relation to the Petroleum and Natural Gas Rights, all tangible property, apparatus, plants, equipment, systems, machinery and facilities, fixed or non-fixed, real or personal, used, intended for use or capable of use in gathering, compressing, dehydrating, scrubbing, producing, processing, treating, separating, extracting, inspecting, monitoring, injecting, collecting, refrigerating, refining, measuring, storing, measuring or removing Petroleum Substances, including:
     (a) All flowlines, gas compressors, separators, dehydrators, gas plants, gathering systems, crude oil batteries and natural gas and crude oil pipelines to which Wells are connected or to which the Petroleum Substances that are produced from such Wells are delivered; and
     (b) All casing, tubing, wellheads, buildings, plants, erections, production equipment, pipeline connections, extraction facilities, meters, generators, motors, compressors, separators, gas treating and processing equipment, dehydrators, scrubbers, pumps, refineries, pump jacks, tanks, boilers, communications equipment, enhanced recovery systems, truck terminal facilities and other supplies, machinery, apparatus and equipment associated with such Wells or facilities, including those Facilities used exclusively for production from one Well, unit facilities and those listed on Exhibit “A-2”.
but excluding from each of the foregoing any of the above items contained in this definition of “Facilities” to the extent it is or specifically relates to the Excluded Properties.
     “Final Accounting Settlement” means the post-Exchange Closing accounting activities conducted in accordance with Article 6 which shall be conducted in accordance with this Agreement and Generally Accepted Accounting Principles, as applied by Seller with respect to the Properties on the date of the Final Accounting Statement is prepared.
     “Final Accounting Statement” means a statement prepared by Seller and delivered to Buyer in accordance with Article 6.5 setting forth the adjustments applicable to the period between the Effective Time and the end of the Transition Period.
     “Generally Accepted Accounting Principles” means Canadian generally accepted accounting principles, including, if applicable, International Financial Reporting Standards consistently applied, with such exceptions to such generally accepted accounting principles as may be expressly noted or otherwise expressly referred to on any individual financial statement or schedule.
     “Governmental Authority” means any court, tribunal, arbitrator, authority, agency, bureau, department, commission, official or other instrumentality of a national government or of any provincial, territorial, city, tribal government or other political subdivision or similar governing entity in Canada or any other country, and including any governmental, quasi-governmental or non-governmental body having jurisdiction over a Party or a particular Property, as applicable.
     “GST Act” means Part IX of Excise Tax Act (Canada), as amended.
     “Hedging Transaction” means any futures, swap, collar, put, call, floor, cap options or other contract that is intended to benefit from, related to or reduce or eliminate the risk of fluctuations in the price of commodities, including Petroleum Substances, interest rates, currencies or securities.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “ICA” means the Investment Canada Act, as amended, and the regulations issued thereunder.
     “Indemnified Party” has the meaning set forth in Article 8.8.
     “Indemnifying Party” has the meaning set forth in Article 8.8.
     “Interim Period” means the period between the date of this Agreement and the earlier to occur of (a) the Exchange Closing Date and (b) the Maturity Date.
     “Knowledge” (or “known” or other derivatives thereof and whether or not capitalized) means, as to each Party, the present and actual knowledge, without investigation, in the case of (a) Seller, Seller’s Disposition Team and (b) Buyer, Buyer’s Acquisition Team.
     “Lands” means the lands set forth and described in Exhibit “A” (insofar as rights thereto are granted by the Leases), all lands pooled, unitized or communitized therewith, the rights to the surface as to all such lands and includes the Petroleum Substances within, under, upon or produced from any such lands, subject to such rights and limitations as to geological formations (such geological formations as defined by the appropriate regulatory authority as of the date hereof); provided, however, that for the avoidance of doubt, such Lands shall not include any Excluded Properties.
     “Laws” means any and all applicable laws, statutes, codes, ordinances, permits, licenses, authorizations, decrees, orders, judgments, rules or regulations or pronouncements having the effect of law (including, for the avoidance of doubt, Environmental Laws) that are promulgated, issued or enacted by any Governmental Authority.
     “Leave” has the meaning set forth in Article 14.1 of Exhibit “H”.
     “Lien” means any lien, mortgage, pledge, assignment, security interest, burden, defect, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any other arrangement having the practical effect of any of the foregoing.

     “Leases” means all leases, licenses, permits, certificates of title and similar documents of title, by virtue of which the Record Owner is entitled to drill for, win, take, own or remove Petroleum Substances within, upon, or under the Lands, including the instruments of title described on Exhibit “A”, and includes all renewals, modifications and extensions thereof and all documents issued in substitution therefor, but only insofar as the same relate to the Lands.
     “Loss” means any and all Claims losses, risk of losses, impairment of rights, damages, liabilities, subordinations, fines, or penalties and all expenses and costs (including interest, attorneys’ fees, costs of litigation and court costs) associated therewith, whether known or unknown, direct or indirect, excluding a Third Party Claim.
     “Material Adverse Effect” means an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the ownership, operations, or value of the Properties, taken as a whole, or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement, including the existence of a stay or injunction materially limiting Buyer’s ability to exercise or enforce any of its rights or perform any of its obligations hereunder or under any of the agreements contemplated hereunder; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: (i) any effect resulting from changes in general market, economic, financial, credit or political conditions in the area in which the Properties are located, the United States or worldwide, or any outbreak of hostilities or war; (ii) any changes in the prices of hydrocarbons; (iii) natural declines in Well performance; (iv) changes in the oil and gas industry generally; (v) actions taken by Buyer or its Affiliates; (vi) actions permitted by this Agreement; (vii) the announcement or pendency of the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby; (viii) any change to the extent an adjustment is fully provided under Article 2.2; and (ix) any acts of terrorism.
     “Material Contracts” has the meaning given it in Article 10.1.11.
     “Maturity Date” has the meaning set forth in the Debenture.
     “Miscellaneous Interests” means, subject to any and all limitations and exclusions provided for in this definition, all right, title, interest and estate of the Record Owner in and to all property, assets and rights, other than Petroleum and Natural Gas Rights, the Lands or Tangibles, to the extent the same pertain to the Petroleum and Natural Gas Rights, the Lands or the Tangibles and to which the Record Owner is entitled at the Closing including, without limitation:
     (a) the Leases, all contracts, agreements, and documents to the extent that they directly relate to the Petroleum and Natural Gas Rights, the Lands, the Tangibles and any rights of the Record Owner in relation thereto, including but not limited to:
     (i) licenses, approvals and other authorizations, crossing privileges or other rights pursuant to which Wells or Tangibles are accessed, maintained or operated;
     (ii) all unitization, operating and pooling agreements, orders and declarations and all permits for the conduct of operations on the

Lands, orders and agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any Governmental Authority), to the extent they relate to any of the interests of Record Owner in the Lands and Leases, or the production of Petroleum Substances attributable thereto;
     (iii) all product sales contracts, processing contracts, gathering contracts, transportation contracts, storage contracts, farm-in and farm-out contracts, areas of mutual interest, operating agreements, joint venture, participation agreements, construction, ownership and operating agreements, trust agreements, royalty agreements, option agreements, balancing contracts, gathering agreements, transportation agreements, exchange agreements, service agreements and agreements governing operations on or in respect of the Petroleum and Natural Gas Rights, the Lands, Business Assets, Tangibles, and any other tangible depreciable property located on or appurtenant to the Lands, and other contracts, agreements and instruments to the extent (and only to the extent) that they relate to any of the interests described in Exhibits “A”, “A-2”, “A-3” or “A-4” or the production, gathering, transportation, processing, sale, or storage of Petroleum Substances attributable thereto or from the Lands; and
     (iv) rights granted pursuant to the Seismic License
     (collectively, the “Contracts”);
     (b) all Surface Interests;
     (c) all technical information relating to the Petroleum or Natural Gas Rights or Tangibles;
     (d) all licenses, authorizations, permits or other rights relating to the Petroleum and Natural Gas Rights, Wells or the Tangibles;
     (e) the Records;
     (f) to the extent assignable, all insurance proceeds under existing policies of insurance claims and causes of action of Seller or their Affiliates arising from acts, omissions, or events or damages to or destruction of property relating to the Properties but only to the extent, they have been expressly assumed by Buyer or for which Buyer has indemnified Seller hereunder and all Non-Op Insurance Proceeds;
     (g) all credit or other rights to prepaid costs, expenses, accounts payable and other disbursements for which the Purchase Price is increased under Article 2.2;

     (h) all other assets and properties of Seller used or held for use in connection with the Properties and the production, transportation, processing, storage, purchase or sale of Petroleum Substances; and
     (i) all Wells;
but excluding from each of the foregoing any of the above items contained in this definition of “Miscellaneous Interests” to the extent it is or specifically relates to the Excluded Properties.
     “NEB Act” means the National Energy Board Act (Canada), as amended, and the regulations issued thereunder.
     “New GP” means BP Canada Energy Enterprises, an Alberta general partnership.
     “New GP Agreement” means the certain general partnership agreement of New GP dated as of July 20, 2010 between Seller and Newco.
     “New GP Interests” means, collectively, the Newco New GP Interests and the Seller’s New GP Interests.
     “Newco” means 3247140 Nova Scotia Company, a Nova Scotia unlimited liability company.
     “Newco New GP Interests” means a 0.01% legal and beneficial general partnership interest in and to the New GP.
     “Newco Shares” means 100% of the issued and outstanding shares in the share capital of Newco.
     “Non-Environmental Claims” means all Third Party Claims and Losses, except for Environmental Claims.
     “Non-Op Insurance Proceeds” means amounts received by or on behalf of Seller under insurance policies in respect of damage to Properties operated by Third Parties occurring prior to the Effective Time.
     “NORM” means naturally occurring radioactive materials.
     “Operating Revenues” means sales proceeds for Petroleum Substances produced from the Properties, net of royalties and marketing costs (which include for purposes of this definition, costs of gathering, treating, processing, compression, and transportation), to the extent such items are not treated as “Charges” under Article 6, and all other operating revenues attributable to the Properties, excluding excise, severance and other production taxes and further excluding producing, drilling and construction overhead receipts Seller receives under operating agreements with Third Parties.
     “Organizational Documents” means, with respect to any Person (a) that is a corporation or unlimited liability company, the articles and certificate of incorporation and bylaws thereof, or any comparable governing instruments, together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) that is a limited liability company, the certificate of formation and the operating agreement, limited liability company agreement or regulations of the limited liability company, or any comparable governing instruments, each as amended, (c) that is a partnership, the partnership agreement of the partnership and declaration of partnership and, if applicable, in the case of limited partnerships, the certificate of formation of the partnership and the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (d) that is any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.
     “ORRI” means an overriding royalty interest, net profits interest, carried interest, economic interest or other payment out of production of Petroleum Substances from the Lands.
     “Parties” has the meaning given it in the introductory paragraph of this Agreement.
     “Party” has the meaning given it in the introductory paragraph of this Agreement.
     “PASC” means the Petroleum Accountants Society of Canada.
     “Pending Schedules” has the meaning set forth in Article 12.8.1.
     “Permitted Encumbrances” means any and all:
     (a) royalties, overriding royalties, sliding scale royalties, production payments, reversionary interests, convertible interests, net profits interests and similar Burdens encumbering the Properties to the extent such Burdens are set forth in Exhibit “A”, Exhibit “A-2”, or Exhibit “A-3”, as applicable, but excluding, without limitation, any Affiliate Burdens;
     (b) consents to assignment and similar contractual provisions affecting the Properties that are set forth on Schedule 10.1.16;
     (c) rights to consent by, required notices to, and filings with a Governmental Authority associated with the conveyance of the New GP Interests pursuant hereto;
     (d) preferential rights to purchase and similar contractual provisions affecting the Properties that are as set forth in Exhibit “A” or Schedule 3.1; provided, however, that the foregoing shall not apply to such rights and provisions to the extent Seller failed to comply with such rights and provisions prior to the date hereof;
     (e) the right reserved to or vested in any Governmental Authority by the terms of any Lease, license, grant or permit or by any Law to terminate any such Lease, license, grant or permit or to require payment of rent or other periodic payment as a condition of the continuance thereof;

     (f) rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate the Properties in any manner whatsoever, and all Laws of any such Governmental Authorities;
     (g) easements, rights-of-way, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over and through the Properties; provided that such encumbrances do not in the aggregate interfere materially with the use or operation of the affected Property for the purpose for which such Property is currently used;
     (h) terms and conditions of any Lease, Contract, easement, rights-of-way, servitude, , and any other agreements affecting the Properties as set forth on Exhibit “A”, Exhibit “A-2”, or Exhibit “A-3”, as applicable;
     (i) terms and conditions of all permits of or from any Governmental Authority affecting the Properties;
     (j) Liens for property Taxes or assessments not yet due and payable and Liens not yet delinquent, or, if delinquent, being contested in good faith in the normal course of business; provided, however, this provision will not diminish or affect in any way the Parties’ rights and obligations under Article 6.3 or under the indemnities in Article 8 of this Agreement;
     (k) liens of operators relating to obligations not yet delinquent or, if delinquent, which are being contested by Seller in good faith; provided, however, that this provision will not diminish or affect in any way the Parties’ rights and obligations under the indemnities provided in this Agreement;
     (l) Suspense Funds;
     (m) matters that Buyer waives in writing;
     (n) the terms of any contract, agreement or other instrument required under Article 16 below to be delivered by any Party at any Closing;
     (o) matters specifically listed on Exhibits “A”, “A-2”, “A-3”, and “A-4” or otherwise disclosed on a Schedule to this Agreement;
     (p) matters that would otherwise be Alleged Adverse Conditions but that do not meet the individual threshold and aggregate deductible amounts set forth in the definition of Alleged Adverse Conditions or for which a Purchase Price Adjustment was made or another remedy provided pursuant to Article 5.2;
     (q) such defects or irregularities in the title to the Properties that do not materially interfere with the ownership, operation or use of the Properties affected thereby as such Properties were owned, operated or use as of the Effective Time; and

     (r) matters referenced on Exhibit “C”.
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, unlimited liability company, trust, unincorporated organization, or other entity or Governmental Authority.
     “Petroleum and Natural Gas Rights” means:
     (a) all right, title, interest and estate of the Record Owner in and to the Lands, including, (i) rights to explore for, drill for, extract, win, produce, take, save or market Petroleum Substances from the Lands; (ii) rights to a share of the production of Petroleum Substances from the Lands; and (iii) rights to a share of the proceeds of, or to receive payment calculated by reference to, the quantity or value of the production of Petroleum Substances from the Lands;, the interests in and to the Leases set forth in Schedule “A” hereto, to the extent they apply to the Lands;
     (b) all lessor royalties, ORRIs and other similar interests entitling the holder thereof to a share of the Petroleum Substances or to a payment calculated by reference to the quantity of such production, the proceeds from the sale thereof or the profits therefrom, to the extent they apply to the Lands; and
     (c) all rights to acquire any of the foregoing.
     “Petroleum Substances” means all petroleum, natural gas (including gas from coal) and all related hydrocarbons (including liquid hydrocarbons) and all other substances, whether liquids, gases or solids and whether hydrocarbons or not (including carbon dioxide and sulphur but excluding crude bitumen).
     “Pipelines” means, collectively, all of Record Owner’s right, title and interest in and to the pipelines, as more particularly described in Exhibit “A-2” or otherwise used in connection with the gathering, transportation or storage of any Petroleum Substances upstream or downstream of any of the Facilities, including all gathering lines, trunk lines or other pipelines delivering any Petroleum Substances or hydrocarbons, linefill, pump and compression stations, pipelines, flowlines, separators and all tangible personal property, equipment, improvements, and fixtures and appurtenances related to the operation thereof (“appurtenant tangibles”), but excluding from each of the foregoing any of the above items contained in this definition of “Pipelines” to the extent it is or specifically relates to the Excluded Properties.
     “Plugging and Abandonment” means all decommissioning activities and obligations as are required by Laws, Contracts, this Agreement or any Governmental Authority and further including all Well plugging, replugging and abandonment; facility dismantlement and removal; pipeline and flowline abandonment and removal; dismantlement and removal of all other buildings, structures and property of any kind related to or associated with operations or activities conducted on or in relation to the Properties; and associated site clearance, site restoration and site remediation.

     “PPR” means a preferential right to purchase any Property arising out of an agreement covering such Property.
     “Proceeding” means any complaint, lawsuit, action, suit, Claim (including claim of a violation of Law), public or private investigation by any Governmental Authority (including notices of preliminary investigation or formal investigation), notice of violation, or other proceeding at Law or in equity (including any proceeding related to a permit) or order, injunction, judgment, decree, ruling, writ, assessment or award or ruling, in each case by or before or otherwise involving any Governmental Authority.
     “Properties” means all of the Record Owner’s right, title and interest in and to:
     (d) the Petroleum and Natural Gas Rights;
     (e) the Tangibles;
     (f) the Miscellaneous Interests;
     (g) the Business Assets;
     (h) Suspense Funds; and
     (i) all (i) Petroleum Substances produced from the Lands on or after the Effective Time, (ii) Petroleum Substances held as inventories of Petroleum Substances in storage as of the Exchange Closing Date, or (iii) any other Petroleum Substances that do not constitute Excluded Properties that are owned or held primarily in connection with the business of owning and operating the other Properties.
     The term “Properties” does not include any of the Excluded Properties.
     “Purchase Price” has the meaning set forth in Article 2.2.
     “Purchase Price Adjustment” means the adjustment to be made to the Purchase Price as of the Exchange Closing Date in accordance with Article 2.2.
     “Prudent Cost Response” means the most cost-effective response to an Alleged Adverse Condition that is reasonably expected to address any obligation concerning the reporting, investigation, monitoring, removal, cleanup, remediation, restoration or correction of such condition to meet the requirements of Environmental Laws and, where applicable, to the satisfaction of any governmental authorities with jurisdiction over the Property on which such Alleged Adverse Condition exists, which response does not materially interfere with the use or operation of such Property.
     “Records” means, except as excluded in Exhibit “B” or as otherwise provided under the terms of this Agreement, Seller’s original books, records, files, data, information, drawings and maps to the extent (and only to the extent) related to the Properties, Newco, the New GP and the Contribution Transactions (including electronic copies of all computer records where available, contract files, lease files, Well logs, division order files, title opinions and other title information (including abstracts, evidences of rental payments, maps, surveys and data sheets), hazard data and surveys, production records, engineering files and environmental records); provided, however, that Buyer acknowledges that Seller images and retains Records in electronic format, and may provide imaged or electronic Records rather than originals of seismic data and of other data, records or information not maintained or not readily accessible in hard copy form. “Records” shall not include (i) Seller’s general corporate books and records and files, even if containing references to Properties, (ii) books, records (including seismic data) and files that cannot be disclosed under the terms of any Third Party agreement (and Seller’s requested consent to make disclosure has not been obtained) or are not transferable without payment of fees or penalties (except as may be agreed to be paid by Buyer) or cannot be disclosed under applicable Law, (iii) information entitled to legal privilege, including attorney work product and attorney-client communications (excluding title opinions, which shall be included in the Records), and information relating to Excluded Properties, (iv) Seller’s or its Affiliates’ studies related to internal reserve assessments, (v) any employment records, including personnel information, personnel records and medical records, relating to Employees (except to the extent provided in Exhibit “H” or an Employee voluntarily signs a release authorizing disclosure of any or all such information with respect to himself or herself, with the signing of such release not being made a condition of either receiving an offer of, or commencing, employment with Buyer or its Affiliates), (vi) income tax information (other than in relation to Newco, New GP or the Contribution Transactions), (vii) records relating to the acquisition or disposition (or proposed acquisition or disposition) of the Properties, including proposals received from or made to, and records of negotiations with, Persons which are not a part of Buyer Group or its representatives and economic analyses associated therewith, and (viii) seismic data already owned or held by Buyer. With respect to seismic data, the Records shall consist of proprietary Transferable Seismic Data licensed pursuant to royalty free licenses in substantially the form of Exhibit “L”.
     “Record Owner” means, with respect to any of the Properties as of any point in time, (a) Seller in the event that such Property has not yet been but is intended to be Contributed to the New GP in accordance with Article 12.15 and (b) the New GP in the event that such Property has been Contributed to the New GP in accordance with Article 12.15.
     “Rescission” has the meaning set forth in Article 3.1.2.
     “Reverse Breakup Fee” has the meaning set forth in Article 17.2.
     “Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.
     “Schedule Cure Period” has the meaning set forth in Article 12.8.1.
     “SEC Basis Financial Statements” has the meaning set forth in Article 12.17.
     “Seismic License” means a document in the form of Exhibit “L”.

     “Seller” has the meaning set forth in the introductory paragraph of this Agreement.
     “Seller Company Group” means each of BP plc, BP Holdings North America Ltd., BP America, Inc. and BP Corporation North America Inc.
     “Seller Group” means each and all of: (a) Seller and its officers, directors, agents, consultants and employees, and (b) Seller’s Affiliates and their officers, directors, agents, consultants and employees.
     “Seller’s Disposition Team” means Fernando Guitart, Operations Manager, Nichol Deyell, Resource Manager, Irfan Ali, Head of Finance, John Drinkwater, HSSE Manager, Andrew Muller, HR Manager, Mike Drew, Legal Manager, Jason Orusko, Business Development, David Dryer, Land Negotiator, Ken Konrad, M&A Director, Les Wood, Chief Financial Officer, Greg Grabowski, VP HSSE and Engineering, David Gardner, M&A Project Manager, John Kaffenes, M&A Director, and Dino Martin, Business Development Manager.
     “Seller’s New GP Interests” means a 99.99% legal and beneficial general partnership interest in and to the New GP.
     “Solvent” means, when used with respect to any Person, as of any date of determination (i) the amount of the Present Fair Salable Value of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (iii) such Person will be able to pay its Debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness. The term “Solvency” shall have its correlative meaning. For purposes of the definition of “Solvent” only, (A) “Debt” means liability on a “Claim;” and (B) “Claim” means (i) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) the right to an equitable remedy for breach on performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of such Person (including goodwill) are sold as an entirety with reasonable promptness in an arms length transaction under present conditions for the sale of comparable business enterprises.
     “Surface Interests” means all rights of the Record Owner to enter upon, use, occupy and enjoy the surface of the Lands, any lands with which the same have been pooled or unitized and any lands upon which any Tangibles or any Wells are located and any lands to be traversed to gain access to the Lands, the Tangibles or any Wells which are or were held for purposes related to the use, ownership or operation of the Petroleum and Natural Gas Rights, the Wells or Tangibles, whether the same are held in fee simple, by lease, by right-of-way, or otherwise including all easements, rights-of-way, servitudes and freehold surface fee properties related thereto, but excluding from each of the foregoing any of the above items contained in this definition of “Surface Interests” to the extent it is or specifically relates to the Excluded Properties.

     “Suspense Funds” means proceeds of production and associated penalties and interest in respect of any of the Properties that are payable to Third Parties and are being held in suspense by the Record Owner as the operator of such Properties.
     “Tangibles” means all of the right, title, interest and estate of the Record Owner in and to all tangible depreciable property that are situated in, on or adjacent to the Lands and primarily used or intended for use in connection with the ownership, maintenance and operation of the Lands, including the production, gathering, processing, transmission, compression, separation, dehydration or treatment operations, storage, injection or disposal or sale relating to the Petroleum Substances including, without limitation, the Pipelines, Facilities, the Well equipment, if any, and casing relating to the Wells, tanks, warehouses, equipment, equipment inventory (whether located on or off the Lands), machinery and tools but excluding from each of the foregoing any of the above items contained in this definition of “Tangible Interests” to the extent it is or specifically relates to the Excluded Properties.
     “Target Interests” means, collectively, (a) the Newco Shares and (b) the Seller’s New GP Interests.
     “Tax” or “Taxes” means any and all fees (including, without limitation, documentation, license, reporting, filing and registration fees), taxes (including, without limitation, production, gross receipts, margin, ad valorem, value added, windfall profits, environmental, turnover, sales, use, property, stamp, leasing, lease, user, leasing, use, excise, franchise, transfer, heating value, fuel, excess profits, occupational, interest equalization, lifting, oil, gas, or mineral production or severance and other taxes), levies, imposts, duties, charges or withholdings of any nature whatsoever, imposed by any Governmental Authority, together with any and all penalties, fines, additions to Tax and interest thereon, whether or not such Tax shall be existing or hereafter adopted.
     “Tax Return” shall mean any return, report, election, declaration, statement, information return, schedule, or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes or any amendment thereof.
     “Taxing Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
     “Termination Defect Amount” means twenty percent (20%) of the unadjusted Purchase Price with respect to the total value of all of the following as of the date immediately prior to the Exchange Closing Date, to the extent attributable to the Properties being Contributed to the New GP in accordance with this Agreement: (i) Casualty Losses and (ii) Alleged Adverse Conditions.

     “Third Party” (whether or not capitalized) means any person or entity, governmental or otherwise, other than (i) Seller and Buyer and (ii) with respect to Seller, Seller’s Affiliates or with respect to Buyer, Buyer’s Affiliates.
     “Third Party Claims” means any and all claims of any kind or character, including demands, suits, causes of action, rights of action, regulatory actions, losses, risk of losses, impairment of rights, damages, liabilities, subordinations, fines, or penalties and all expenses and costs (including attorneys’ fees, costs of litigation and court costs) associated therewith, whether known or unknown, direct or indirect, and whether an Environmental Claim or a Non-Environmental Claim, that are brought by, on behalf of or owed to a Third Party; provided that a Third Party Claim against a Party by a partner, member, officer, director or employee of that Party, an Affiliate of that Party, or any partner, member, officer, director or employee of such an Affiliate shall not be a Third Party Claim brought by or owed to a “Third Party”. For clarity, any Claim asserted by or on behalf of any receiver or trustee of the bankruptcy estate of Buyer, Seller or any of their respective Affiliates shall be deemed a Third Party Claim.
     “Third Party-Owned Software” means software licensed from a Third Party for use in connection with the Properties or the operation thereof.
     “Third Party Licenses” has the meaning set forth in Article 10.1.26.
     “Third Party Seismic Data” means seismic data covering all or any portion of the Properties that is owned by a Third Party and is licensed or used by Seller or Seller’s Affiliates under a license or other agreement with the Third Party owner of such seismic data.
     “Transfer” means a document in the form of Exhibit “K”.
     “Transferred Employees” has the meaning set forth in Article 14.2 of Exhibit “H”.
     “Transferable Seismic Data” means Seller’s proprietary seismic data covering any of the Yukon and Northwest Territories, and the provinces of British Columbia, Alberta, and Saskatchewan, or any part thereof provided that such data does not include (a) data the transfer or disclosure of which is restricted by the terms of any Third Party agreement unless consent to such transfer or disclosure has been obtained and Buyer has paid any fees associated therewith, and (b) the codes for processing such data. but excluding from each of the foregoing any of the above items contained in this definition of “Transferable Seismic Data” to the extent it is or specifically relates to the Excluded Properties.
     “Transition Agreement” means a document in the form of Exhibit “F”.
     “Transition Fee” means:
          (a) for the calendar month of July, 2010, a fee of one million five hundred thousand United States Dollars ($1,500,000);
          (b) for the calendar month of August, 2010, a fee of two million United States Dollars ($2,000,000);

          (c) for the calendar month of September, 2010, a fee of six million United States Dollars ($6,000,000);
          (d) for the calendar month of October, 2010, a fee of eight million five hundred thousand United States Dollars ($8,500,000); and
          (e) for each calendar month after October, 2010, a fee of eleven million United States Dollars ($11,000,000);
provided, however, with respect to any Transition Fee owing for any partial month, such Transition Fee shall be calculated based on the product of (i) the applicable fee amount for such calendar month set forth in (a) through (e) above, multiplied by (ii) the quotient of (A) the number of calendar days in such month between the first day of such month and the Exchange Closing Date or, with respect to the Transition Agreement the number of calendar days in such month between the first day of such month and the termination of the Transition Agreement, in either case, divided by (B) the total number of days in such calendar month.
     “Transition Period” has the meaning set forth in the Transition Agreement.
     “Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections or provisions of the Treasury Regulations shall include any corresponding sections or provisions of Treasury Regulations hereafter proposed or adopted.
     “Ultimate Buyer Parent Guarantor” has the meaning given it in Article 2.3.
     “Ultimate Seller Parent Guarantor” has the meaning given it in Article 2.3.
     “Wells” means any and all oil, gas, water, carbon dioxide, disposal or injection or similar Wells (including the wellbores thereof) located on the Lands, including the Leases and interests in such Wells, including all Wells (whether producing, shut-in, injection, disposal, water supply or Plugged and Abandoned), and including but not limited to all producing, shut-in or Plugged and Abandoned Wells set out in Exhibit “A-3”; but excluding from each of the foregoing any of the above items contained in this definition of “Wells” to the extent it is or specifically relates to the Excluded Properties
     “Working Interests” or “WI” means the “Working Interests” or “WIs” set forth in Exhibit “A” or Exhibit “A-3”, as applicable.
          1.2 Certain Interpretive Provisions. In this Agreement, unless the context otherwise requires:
     (a) the singular number includes the plural number and vice versa;
     (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

     (c) reference to any gender includes each other gender;
     (d) reference to any (i) agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and (ii) unless expressly provided otherwise, Law means such Law as amended, modified, codified, reenacted or replaced and in effect from time to time;
     (e) reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;
     (f) any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with Generally Accepted Accounting Principles;
     (g) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof, unless expressly so limited;
     (h) the word “including” and its derivatives means “including, but is not limited to,” and corresponding derivative expressions;
     (i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including;”
     (j) whenever the Parties have agreed that any approval or consent shall not be unreasonably withheld, such phrase includes the Parties’ agreement that the approval or consent shall not be unreasonably delayed or conditioned;
     (k) no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;
     (l) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement; every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement;

     (m) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
     (n) a defined term has its defined meaning throughout this Agreement, and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
     (o) all references to prices, values or monetary amounts refer to United States dollars, unless expressly provided otherwise;
     (p) each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail; and
     (q) the word “or” may not be mutually exclusive, and can be construed to mean “and” where the context requires there to be a multiple rather than an alternative obligation.
ARTICLE II
SALE OF TARGET INTERESTS
          2.1 Sale and Purchase; Acknowledgement.
     (a) Effective as of the Effective Time, and upon and subject to, the terms and conditions of this Agreement and the Debenture: (i) Seller shall sell, assign and convey the Target Interests to Buyer, and (ii) Buyer shall purchase and accept the Target Interests from Seller.
     (b) For greater certainty, Buyer shall not obtain legal or beneficial ownership of the Target Interests unless and until the occurrence of the Exchange, and during the Interim Period Buyer shall not exercise control or material influence over the Business, the business of the New GP or the Properties, it being understood that during the Interim Period the Seller or the New GP shall conduct the Business, control the New GP, and otherwise operate the Properties in the ordinary course of business subject to the terms of this Agreement.
          2.2 Purchase Price. The total consideration for the Target Interests, subject to adjustments as described below, is the payment by Buyer to Seller of Three Billion Two Hundred and Fifty Million United States Dollars (US $3,250,000,000) (“Purchase Price”), payable (1) by way of the set off of Seller’s obligation to pay the Exchange Amount against the Adjusted Purchase Price and (2) as to the balance, if any, after giving effect to such set off, in immediately available funds as provided in Article 16.2.13 and 16.3.7. The Purchase Price shall be adjusted as follows:
     (a) increased by an amount equal to Computed Interest for the period from the Effective Time through the Exchange Closing Date on the Purchase Price (after adjustment pursuant to Articles 2.2.(b) through (o));

     (b) decreased by an amount equal to Computed Interest for the period from the Effective Time through the Exchange Closing Date on an amount equal to (i) the Operating Revenues calculated under 2.2(c) minus (ii) Charges calculated under Article 2.2(d);
     (c) decreased by the amount of Operating Revenues to which the New GP is entitled under Article 6.2 but which are collected and retained by Seller;
     (d) increased by the aggregate amount of Transition Fees owed pursuant to Article 6.2 from the Effective Time through the Exchange Closing Date;
     (e) increased by the amount of Charges for which the New GP is responsible under Article 6.2 but which are paid by Seller;
     (f) decreased by the amount of Charges for which Seller is responsible under Article 6.2 but which are paid by Buyer or the New GP;
     (g) increased by amounts to which Seller is entitled pursuant to Article 6.1;
     (h) increased in an amount, if any, equal to the amount of any cash capital contribution made by Seller to the New GP or to Newco;
     (i) decreased in an amount, if any, equal to each distribution received by Seller from the New GP or from Newco;
     (j) increased by the amount of taxes and assessments for which Buyer or the New GP is responsible under Article 6.3 but which are paid by Seller;
     (k) decreased by the amount of taxes and assessments for which Seller is responsible under Article 6.3 but which are paid by Buyer or the New GP;
     (l) decreased by the agreed or arbitrated net adjustment, if any, to which Buyer is entitled for Alleged Adverse Conditions pursuant to Article 5.2 and decreased or increased, as appropriate, by any adjustments made for Properties excluded pursuant to Article 5.2;
     (m) decreased for any agreed or arbitrated adjustment for any “reduction in value” pursuant to Article 7.2;
     (n) decreased or increased, as appropriate, by any adjustments made for Properties excluded pursuant to Article 3.1; and
     (o) increased or decreased, as the case may be, by any other amount mutually agreed to by the Parties in writing.
     The Purchase Price, as so adjusted, shall be the “Adjusted Purchase Price.”

          2.3 Guarantees. Contemporaneously with the execution of this Agreement, (a) Seller shall cause BP Corporation North America Inc. to execute and deliver to Buyer a guaranty in the form attached hereto as Exhibit “G-1” pursuant to which BP Corporation North America Inc. will guarantee payment of Seller’s obligations hereunder, (b) Seller shall cause BP plc (the “Ultimate Seller Parent Guarantor”) to execute and deliver to Buyer a guaranty in the form attached hereto as Exhibit “G-2” pursuant to which the Ultimate Seller Parent Guarantor will guarantee payment of Seller’s obligations hereunder with respect to any breach of the representations of Seller contained in Article 10.1.23 and Seller’s payment obligations under the Debenture; and (c) Buyer shall cause Apache Corporation (“Ultimate Buyer Parent Guarantor”) to execute and deliver to Seller a guaranty in the form attached hereto as Exhibit “G-3” pursuant to which Ultimate Buyer Parent Guarantor will guarantee payment of Buyer’s obligations hereunder.
          2.4 Debenture. No later than five (5) Business Days prior to the Advance Closing Date, Seller shall deliver to Buyer a statement from Seller signed by a duly authorized representative of Seller (on behalf of and in the name of the Seller) which sets forth Seller’s best estimate of the Adjusted Purchase Price, as such amount will be calculated as of the Advance Closing Date pursuant to Article 2.2 (the “Estimated Adjusted Purchase Price”). On the Advance Closing Date: (a) Buyer shall advance the Estimated Adjusted Purchase Price (the “Advance”) to Seller, which amount shall equal the Principal Amount (as defined in the Debenture) and (b) Seller shall issue the Debenture duly completed as contemplated by the Debenture to the Buyer.
          2.5 Allocation of Purchase Price. The Parties agree that the Adjusted Purchase Price shall be allocated between the Target Interests as follows:
     (a) as to the Newco Shares, 0.01% of the Adjusted Purchase Price; and
     (b) as to Seller’s New GP Interests, 99.99% of the Adjusted Purchase Price.
ARTICLE III
PREFERENTIAL RIGHTS AND CONSENTS TO ASSIGNMENT
          3.1 Preferential Rights to Purchase. Within ten (10) Days after the date hereof, Buyer and Seller shall use commercially reasonable efforts to mutually agree on (a) the holders of PPRs to which preferential right to purchase notices must be delivered (and thereafter Seller shall supplement Schedule 3.1 accordingly) and (b) an allocation of the Purchase Price to the affected Property; provided, however, that if the Parties are unable to agree on such good faith allocation of the Purchase Price within ten (10) Days of initiating discussions, (i) either Party may submit the dispute to arbitration in accordance with Article 19 and (ii) Seller shall use such allocation to provide the preferential right to purchase notifications in connection with the Contribution Transaction and/or Exchange, as appropriate, contemplated hereby, using the form of preferential purchase right notice letter provided by Buyer and agreed to by Seller. To the extent Buyer disagrees with Seller’s determination that a preferential right to purchase notice should be sent to a holder of a PPR, Buyer shall have the right to instruct Seller not to send such a notice and Seller shall comply with such instruction; provided, however, that Buyer shall (x) be liable to and (y) indemnify and hold harmless Seller from and against (1) any and all costs and expenses incurred in defending any cause of action arising out of such holder’s claim that one or more of the Contribution Transactions and the subsequent Exchange interfered with such holder’s exercise of such PPR and (2) any damages awarded to any such holder as a result of such cause of action or lawsuit to the extent, and only to the extent, that such damages are in excess of the Buyer’s obligation to re-convey the affected Properties to Seller and to settle the appropriate accounting of all adjustments with such holder in accordance with the terms of this Agreement. Following such ten (10) Day period, Buyer shall have the right to direct Seller to deliver a preferential right to purchase notice to any other holder of a PPR and, in such event, Schedule 3.1 shall be updated in accordance therewith, and Seller’s notification obligation, the allocation attributable to the affected Property and the dispute resolution procedure applicable to such allocation shall be governed by the immediately preceding sentence.
          3.1.1 If, as of the Exchange Closing Date, a holder of a PPR has notified Seller that it elects to exercise its PPR with respect to the Properties to which its PPR applies (determined by and in accordance with the agreement in which the PPR arises), then Seller shall cause the Properties covered by that PPR to be transferred and conveyed from New GP back to Seller prior to the Exchange Closing Date, but effective as of the Effective Time (subject to the remaining provisions in this Article), such Properties shall be deemed for all purposes to constitute “Excluded Properties” and the Purchase Price shall be decreased by mutually agreed or arbitrated allocation of the Purchase Price attributable to such affected Property(ies). The remainder of the Properties not affected by an exercised PPR, a PPR for which the time to exercise has not expired, or a PPR for which Buyer did not request that a PPR notice be sent shall remain in New GP and subject to the consummation of the transactions contemplated by this Agreement. Upon the consummation of the sale of any Properties to the holder of such PPR any such Properties shall be deemed for all purposes to constitute “Excluded Properties.”
          3.1.2 After the Exchange Closing, if for any reason, the purchase and sale of the Properties covered by a PPR for which Buyer has requested preferential right to purchase notices be sent is not or cannot be consummated with the holder of the PPR that exercised its PPR as to such Properties within ninety (90) Days after such holder’s receipt of such notice, and such Properties were reconveyed to Seller by New GP, Seller may so notify Buyer and within ten (10) Business Days after Buyer’s receipt of such notice, Seller shall sell and convey to New GP and Buyer shall cause New GP to purchase and accept from Seller such Properties pursuant to the terms of this Agreement and for the mutually agreed or arbitrated allocation of the Purchase Price to such Properties adjusted pursuant to Section 2.2 (except adjustments pursuant to Section 2.2 with respect to any such Properties shall be made through the date of the re-conveyance of such Properties from Seller to Buyer).
If on the Exchange Closing Date any PPR for which Buyer has requested preferential right to purchase notices be sent has not been waived and the time to elect has not elapsed, the Exchange Closing shall proceed with the affected Properties included in New GP. If (i) the holder of a PPR validly exercises its PPR after the Exchange Closing (whether or not in response to a preferential right to purchase notice), or (ii) the Exchange Closing occurs without such holder having waived such PPR or the time for such holder to exercise such PPR having not expired, and after the Exchange Closing, the holder of such PPR elects to exercise such PPR, then within ten (10) Business Days of (i) or (ii) above (x) Buyer shall cause New GP to, and Seller shall, execute such instruments as reasonably necessary to revoke, extinguish and/or rescind the original Contribution of such affected Property(ies) to New GP by Seller and/or reconvey such affected Properties to Seller, as appropriate (each hereinafter a “Rescission”), effective as of the Effective Time, (y) Seller shall cause an amount to be paid to Buyer equal to the mutually agreed allocation of the Purchase Price attributable to such affected Property(ies) adjusted as follows: (1) decreased by the amount of Operating Revenues attributable to such Properties after the Effective Time that are actually accounted for, collected or retained by New GP; (2) increased by the Charges attributable to such Properties after the Effective Time that are paid or accounted for by New GP; and (3) increased by the amount of taxes and assessments attributable to such Properties paid by New GP, Buyer and Buyer’s Affiliates in accordance with wire instructions to be provided by Buyer at least two (2) Business Days prior to the end of such ten (10) Business Day period and (z) any such Properties shall automatically, and without need to amend this Agreement, be deemed to constitute Excluded Properties for all purposes of this Agreement, and neither Buyer nor New GP shall have any further obligations with respect to such Excluded Properties.
          3.2 Consents to Assign.
          3.2.1 With respect to contracts, agreements, licenses and permits incident to ownership of or reasonably necessary for the operation of the Properties that require a novation or consent to assignment that has not been obtained prior to the Exchange Closing, Seller shall (i) continue, on an on-going basis to take all commercially reasonable steps and actions to obtain such consent or novation from the applicable Person(s) and (ii) hold such contracts, agreements, licenses and permits as bare trustee and receive and hold all proceeds, benefits and advantages accruing in respect of the contracts, agreements, licenses and permits fully for the benefit, use and ownership of the New GP and the Buyer and represent the New GP and the Buyer in matters under any agreement pertaining to such Properties as directed by Buyer until New GP is substituted and recognized as a party thereto in place of Seller, whether by novation, notice of assignment or otherwise. Seller shall forthwith deliver such proceeds to the New GP provided that Seller shall not be permitted to deduct from such proceeds any costs and expenses it incurs as a result of such delivery to Buyer, except to the extent that Buyer is in breach of its obligations under 3.2.3.
          3.2.2 In connection with its role as bare trustee described in Article 3.2.1, Seller shall deliver all Third Party notices to Buyer and New GP received by it in respect of such contracts, agreements, licenses and permits and, as agent of the New GP and Buyer, do and perform all such acts and things and execute and deliver all such agreements, notices and instruments as Buyer may reasonably request in writing for purposes of facilitating the exercise of rights incidental to the ownership of such contracts, agreements, licenses and permits or required by any Governmental Authority.
          3.2.3 Buyer shall (i) reimburse Seller for all invoices, cash calls and bills paid by Seller on behalf of the New GP or Buyer which pertain to such contracts, agreements, licenses and permits and (ii) indemnify and hold harmless Seller to the extent that Seller suffers any actual Losses in its capacity as bare trustee under this Article 3.2, except to the extent that such losses are caused by the gross negligence or willful misconduct of any member of the Seller Group.
          3.3 Affiliate Consents and Waivers. Each Party shall cause its Affiliates to give any required consents and waive any PPR held by such Affiliates
ARTICLE IV
TITLE REVIEW
          4.1 Review of Title Records. After execution and delivery of this Agreement, Seller shall make available (during Seller’s regular business hours and at their current location) for Buyer’s review, Records in Seller’s or its Affiliates’ possession or under Seller’s or its Affiliates’ control relating to the Record Owner’s title to the Properties. If Buyer requests copies of title Records, Seller shall use its commercially reasonable efforts to provide the requested copies to Buyer at Buyer’s expense. Buyer shall conduct its review of Records in accordance with the terms of the Confidentiality Agreement.
          4.2 Waiver. EXCEPT FOR THE SPECIAL WARRANTY OF TITLE GIVEN BY SELLER IN ARTICLE 10.1.9, THE ASSIGNMENTS AND OTHER DOCUMENTS DELIVERED PURSUANT TO THE CONTRIBUTION TRANSACTIONS, AS APPLICABLE, BUYER WAIVES FOR ALL PURPOSES ALL OBJECTIONS AND DEFECTS ASSOCIATED WITH THE TITLE TO THE PROPERTIES ; AND BUYER (ON BEHALF OF BUYER GROUP AND THEIR SUCCESSORS AND ASSIGNS) IRREVOCABLY WAIVES ANY AND ALL CLAIMS IT MAY HAVE AGAINST SELLER GROUP ASSOCIATED WITH THE SAME
ARTICLE V
CONDITION OF THE PROPERTIES
          5.1 Review of Environmental Materials, Inspection of Premises. After execution and delivery of this Agreement, Seller shall provide Buyer access (during Seller’s regular business hours) to Seller-operated (or New GP-operated, as applicable) Properties, and Seller and New GP will use its commercially reasonable efforts to obtain permission for Buyer to gain access to Third Party-operated Properties, to conduct a visual inspection of the same.
     (a) Any such inspection, including through the performance of Phase I Environmental Site Assessments, shall be conducted in accordance with the terms of the Confidentiality Agreement and subject to any releases or other agreements required by the operator of the Properties. Prior to the Exchange Closing, Buyer may not operate equipment, conduct testing, sample materials, perform Phase II environmental audits, or conduct invasive activities during such inspection without Seller’s prior written consent, which consent shall not be unreasonably withheld. Buyer shall be responsible for arranging, at its own cost, transportation to and from the Properties. During the time period between the Exchange Closing and the Adverse Condition Diligence Review Deadline, Buyer may not conduct testing, sample materials, conduct invasive activities related to environmental conditions or perform Phase II environmental audits without in any case obtaining any applicable Third Party operator’s prior written consent, and without obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld, unless recommended in a Phase I environmental audit or required by applicable Law in which case Seller’s prior written consent will not be required.
     (b) Buyer’s access to the Properties shall be at Buyer’s sole risk and expense; and Buyer hereby releases Seller Group from and shall (i) be liable to; and (ii) fully indemnify, defend, protect and hold Seller Group harmless from and against any and all Losses and Third Party Claims to the extent arising out of or connected with Buyer’s inspection of the Properties or travel to or from or presence on the Properties in connection with the transactions contemplated by this Agreement.
          5.2 Alleged Adverse Conditions.
     (a) As soon as reasonably practicable (and on an ongoing basis), but no later than one hundred twenty (120) Days after the Advance Closing Date (the “Adverse Conditions Diligence Review Deadline”), Buyer shall notify Seller of any conditions that might constitute Alleged Adverse Conditions. Buyer’s notice of such conditions must include (i) a description of each individual condition to which Buyer takes exception (including any and all supporting documentation) and (ii) an estimate of the costs Buyer in good faith attributes to bring such condition into compliance with applicable Environmental Laws. Seller and Buyer shall meet from time-to-time to attempt to agree on a resolution of Alleged Adverse Conditions.
     (b) If the Parties are unable to agree on resolution of any Alleged Adverse Conditions on or before sixty (60) Days after the Adverse Condition Diligence Review Deadline, Seller has the option, in its sole discretion, to either (i) bring the Alleged Adverse Condition into compliance with Environmental Laws (as in effect as of the Exchange Closing Date); or (ii) deliver to Buyer an indemnity agreement in favor of Buyer Group, upon terms reasonably acceptable to Buyer, fully releasing Buyer Group from and protecting, defending, indemnifying and holding Buyer Group harmless from and against all Environmental Claims arising from or relating to such Alleged Adverse Condition.
     (c) If Seller elects, at its sole cost, to bring any Alleged Adverse Condition into compliance with Environmental Laws (as in effect as of the Exchange Closing Date), Seller may, by notice to Buyer, elect to continue attempting to remediate such condition to completion for up to one hundred eighty (180) Days after the Adverse Condition Diligence Review Deadline. Seller’s remediation of any Alleged Adverse Condition may not materially interfere with the use of operation of the affected Property. If Seller does not remediate an Alleged Adverse Condition within such period, Buyer shall give Seller written notice of such failure or non-completion and within five (5) Business Days following the earlier to occur of the date that (i) Seller and Buyer agree in writing on the existence and value of the Alleged Adverse Condition or (ii) resolution of any dispute regarding the existence or value of the Alleged Adverse Condition in accordance with the provisions of Article 5.4, Seller shall pay to Buyer an amount equal to the value of such Alleged Adverse Condition, if any, as so agreed or determined.
     (d) If an Alleged Adverse Condition can be remediated, the adjustments or payments with respect to that Alleged Adverse Condition shall not exceed the Prudent Cost Response.
     (e) Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be entitled to an adjustment or other remedy relating to any Alleged Adverse Condition unless and until the aggregate value of all Aggregate Transaction Claims exceeds the Deductible, and then only to the extent such Aggregate Transaction Claims exceeds the Deductible; and Buyer shall be solely responsible for and bear all costs and expenses associated with any and all Aggregate Transaction Claims up to the Deductible. No payment shall be due with respect to any Alleged Adverse Condition for which Seller, at its option, delivers to Buyer an indemnity agreement in favor of Buyer in accordance with Article 5.2(b) nor shall any Alleged Adverse Condition for which Seller has indemnified Buyer be included as an Aggregate Transaction Claim.
          5.3 Waiver. Buyer (on behalf of Buyer Group and their successors and assigns) waives for all purposes all objections and claims (whether known or unknown) associated with environmental conditions (including Alleged Adverse Conditions) except for (a) Buyer’s rights with respect to Seller’s indemnity under Article 8, (b) Alleged Adverse Conditions Buyer raised to Seller by proper notice within the applicable time period specified in, and as otherwise required by, Article 5.2, and (c) such Alleged Adverse Conditions as are settled by written agreement of the Parties or determined in accordance with Article 5.4.
          5.4 Dispute Resolution. If the Parties are unable to agree upon the existence, validity or value or cure of any Alleged Adverse Condition (“Adverse Condition Dispute”), then, within two hundred ten (210) Days after the Adverse Condition Diligence Review Deadline, such dispute shall be exclusively and finally resolved pursuant to this Article 5.4 by a single arbitrator, who shall be an environmental attorney with at least ten (10) years experience in oil and gas environmental matters, has not at any point in the past ten (10) years represented or been adverse to any Party and is selected by mutual agreement of Buyer and Seller within fifteen (15) Days after the delivery and receipt by either Party of a notice of an Adverse Condition Dispute, and absent such agreement, by the Calgary, Alberta office of the ADRI (the “Environmental Referee”). Except as otherwise provided in the preceding sentence, any Adverse Condition Dispute arbitration proceeding shall be conducted in accordance with Article

19. To the extent that the award of the Environmental Referee with respect to any Alleged Adverse Condition value is not taken into account as an adjustment to the Purchase Price pursuant to Article 6, then within ten (10) Days after the Environmental Referee delivers written notice to Buyer and Seller of the award with respect to an Alleged Adverse Condition value, and subject to the other terms hereof and after taking into account all previous adjustments to the Purchase Price in accordance with Article 6, (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Referee to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Referee to Buyer.
ARTICLE VI
ACCOUNTING
          6.1 Products. Seller (or the operator of the Properties) has gauged or otherwise measured all merchantable Petroleum Substances associated with the Properties and stored in tanks to the bottom of the flange as of the Effective Time and Seller shall be entitled to the proceeds associated with such Petroleum Substances when sold. Petroleum Substances in treating and separation equipment upstream of pipeline connections, as of the Effective Time, shall not be considered merchantable and shall become the property of the New GP effective as of the Effective Time. Actual amounts shall be accounted for in each of the Final Accounting Settlement.
          6.2 Revenues, Expenses and Capital Expenditures. Except as expressly provided otherwise in this Agreement (including Article 6.1 above): (a) Seller is entitled to all Operating Revenues for the period prior to the Effective Time and is responsible for all Charges attributable to the Properties for the period prior to the Effective Time; (b) Seller also is entitled to receive credit pursuant to Section 2.2 in an amount equal to the aggregate Transition Fees accrued with respect to the period from the date hereof until the Exchange Closing Date as an agreed reimbursement in lieu of Seller’s actual overhead for such period; and (c) the New GP is entitled to all Operating Revenues attributable to the Properties for the period on and after the Effective Time and is responsible for all Charges (except producing, drilling, and overhead costs payable to Seller or its Affiliates, other than pursuant to this Article 6.2) attributable to the Properties during the period on and after the Effective Time. Actual amounts shall be accounted for in the Final Accounting Settlements, unless previously accounted for under the Transition Agreement. Whether Charges and Operating Revenues are attributable to periods before or after the Effective Time shall be determined in accordance with Generally Accepted Accounting Principles and PASC standards, based on the accrual method of accounting.
          6.3 Taxes. Seller shall bear all Taxes and assessments, including excise taxes, severance or other production taxes, ad valorem taxes and any other federal, state, provincial or local Taxes or assessments attributable to ownership or operation of the Properties prior to the Effective Time; and all deductions, credits or refunds pertaining to the aforementioned Taxes and assessments, no matter when received, belong to Seller. Provided that the Exchange Closing has occurred, Buyer or the New GP, as the case may be, shall bear all Taxes and assessments, including sales taxes, excise taxes, severance or other production taxes, ad valorem taxes and any other federal, state, provincial or local Taxes and assessments attributable to ownership or operation of the Properties on and after the Effective Time (excluding Seller’s income taxes, franchise taxes or margin taxes from the Effective Time through the Exchange Closing and excluding income or capital gains taxes from the sale of the Properties); and all deductions, credits and refunds pertaining to the aforementioned Taxes and assessments, no matter when received, belong to Buyer or the New GP, as the case may be. Ad valorem or property or other Taxes based on revenue from the Properties shall apply to the tax year for which the tax rendition is issued and shall be prorated based on the percentage of the assessment period occurring before and after the Effective Time. Actual amounts shall be accounted for in the Final Accounting Settlement. Each of Seller and New GP is responsible for filing any Tax Returns and handling payment of any tax due under Law during the period when it holds beneficial title to the Properties.
          6.4 Credits. Provided that the Exchange Closing has occurred, Buyer shall cause the New GP to reimburse Seller for any and all prepaid insurance premiums, utility charges, rentals, deposits and any other prepays (excluding taxes) applicable to the period on and after the Effective Time that are attributable to the Properties. Actual amounts shall be accounted for in the Final Accounting Settlement.
          6.5 Final Accounting Settlement. As soon as reasonably practicable, but no later than one hundred eighty (180) Days after the end of the Transition Period, Seller shall deliver the Final Accounting Statement to Buyer. Within three (3) Business Days following delivery of the Final Accounting Statement, Seller shall provide to Buyer’s representatives all supporting documentation reasonably necessary for Buyer’s representatives to review and verify any adjustments set forth in such Final Accounting Statement.
          6.5.1 As soon as reasonably practicable, but no later than sixty (60) Days after Buyer receives the Final Accounting Statement, Buyer may deliver to Seller a written report containing any changes Buyer proposes to such statement. Any adjustments covered by the Final Accounting Statement as delivered by Seller to which Buyer fails to object in the written report with the sixty (60) Day period shall be deemed correct and are final and binding on the Parties and not subject to further review, audit or arbitration.
          6.5.2 As soon as reasonably practicable, but no later than forty-five (45) Days after Seller receives Buyer’s written report, the Parties shall meet to attempt to agree on any adjustments to the Final Accounting Statement. If the Parties fail to agree on final adjustments within that forty-five (45) Day period, either Party may submit the disputed items to the Accounting Referee. The Parties shall direct the Accounting Referee to resolve the disputes within thirty (30) Days after its receipt of relevant materials pertaining to the dispute (and the Parties agree to use their respective reasonable efforts to deliver such materials promptly to the Accounting Referee).
          6.5.3 The Final Accounting Statement, whether as agreed between the Parties or as determined by a decision of the Accounting Referee, shall be binding on and non-appealable by the Parties. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Seller and Buyer shall share equally the Accounting Referee’s fees and expenses.
          6.5.4 Any amounts owed by one Party to the other under the Final Accounting Settlement shall be paid within thirty (30) Days after the earlier of (i) the date that the amounts are agreed by the Parties, and (ii) the date the Parties receive the Accounting Referee’s decision; and the revenues and expenses included in the Final Accounting Settlement (including any and all Operating Revenues and Charges received and booked by Seller prior to Seller’s delivery of the Final Accounting Statement to Buyer) shall be final and binding on the Parties and not subject to further review, audit or arbitration.
          6.6 Post-Final Accounting Settlement Revenues. (a) Buyer shall pay Seller any and all Operating Revenues received by the New GP (to the extent not accounted for in the Final Accounting Settlement or the Transition Agreement) for the period prior to the Effective Time, and (b) Seller shall pay Buyer any and all Operating Revenues received by Seller (to the extent not accounted for in the Final Accounting Settlement or the Transition Agreement) for the period after the Effective Time, except producing, drilling and overhead charges payable to Seller or its Affiliates and the Transition Fees, which are to be retained by Seller. The Party responsible for making payment in (a) or (b) above shall make full payment to the other Party within thirty (30) Days after receipt of the Operating Revenues in question.
          6.7 Post-Final Accounting Settlement Expenses. (a) Seller shall reimburse Buyer for any and all Charges paid by Buyer or the New GP (to the extent not accounted for in the Final Accounting Settlement or the Transition Agreement) that are attributable to periods prior to the Effective Time, except producing, drilling and overhead charges payable to Seller or its Affiliates and the Transition Fees which are to be retained by Seller, and (b) Buyer shall reimburse Seller for any and all Charges paid by Seller (to the extent not accounted for in the Final Accounting Settlement or the Transition Agreement) that are attributable to periods after the Effective Time. The Party responsible for making payment in (a) or (b) above shall make full payment to the other Party within thirty (30) Days after receipt of an applicable invoice and proof that such invoice was paid for the Charges in question.
          6.8 Joint Interest Audits. Seller is entitled (at Seller’s expense) to resolve all Contractual Audits (whether or not being conducted as of the Effective Time) that are applicable to any periods for which Seller is responsible under this Agreement and to pay or receive (as applicable) any amounts due or receivable attributable to the Record Owner’s current interest in the Properties that are subject to such audits. Buyer shall provide reasonable support to Seller in connection with Contractual Audits.
ARTICLE VII
LOSS, CASUALTY AND EXPROPRIATION
          7.1 Notice of Loss. Seller shall promptly notify Buyer of all instances of Casualty Loss that occur and become known to Seller between the date of this Agreement and the Exchange Closing.

          7.2 Casualty Loss. If, prior to the Exchange Closing, any Properties are impacted by a Casualty Loss, Seller and Buyer shall meet to attempt to agree on an adjustment to the Purchase Price reflecting the reduction in value of the Properties because of such Casualty Loss. For this purpose, “reduction in value” is based on the principle that Seller should generally bear the costs of repairing the Properties to the state existing immediately prior to the Casualty Loss, but if such repair results in equipment or facilities that are newer than or upgraded from that which existed immediately prior to the Casualty Loss, Buyer should bear a portion of such costs as is equitable given the benefit to Buyer of such newer or upgraded equipment, Business Assets or Facilities. No adjustment associated with a Casualty Loss will exceed the value claimed by Buyer in the applicable claim to Seller of such Casualty Loss.
          7.2.1 If the Parties are unable to agree on resolution of a Casualty Loss, the Parties shall consummate the Exchange in accordance with the terms hereof with the Purchase Price being decreased by the arithmetic average of the good faith estimates of the reduction in value associated with such Casualty Loss by both Buyer and Seller; provided, however, that within thirty (30) Days after the Exchange Closing Date, either Party may initiate binding arbitration in accordance with Article 19 to resolve the dispute. Any claim with respect to a Casualty Loss not referred to arbitration within thirty (30) Days following the Exchange Closing (or, with respect to any Casualty Loss for which Seller provides notice that it will continue attempting to cure after the Exchange Closing, within thirty (30) Days after the one hundred eighty (180) Day cure period following the Exchange Closing has expired) shall be deemed waived by Buyer for all purposes.
          7.2.2 Seller shall retain any and all insurance proceeds and other payments associated with or attributable to any Casualty Loss.
ARTICLE VIII
ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES
          8.1 Opportunity for Review. Each Party represents that it has had an adequate opportunity to review all release, indemnity and defense provisions in this Agreement, including the opportunity to submit the same to legal counsel for review and advice. Based on the foregoing representation, the Parties agree to the provisions set forth below.
          8.2 Seller’s Non-Environmental Indemnity Obligation. From and after the Advance Closing Date, Seller shall release Buyer Group from and subject to the limitations set forth in this Agreement, shall: (1) be liable to; and (2) protect, defend, indemnify and hold Buyer Group harmless from and against (a) all Non-Environmental Claims to the extent relating to, arising out of, or connected with, directly or indirectly, the ownership or operation of the Properties or any part thereof prior to the Exchange Closing Date, including Non-Environmental Claims relating to: (i) injury or death of any person whomsoever, (ii) damages to or loss of any property or resources, (iii) breach of contract, (iv) common law causes of action such as negligence, strict liability, nuisance or trespass, or (v) fault imposed by Law or otherwise and (b) all Claims arising out of any breach by Seller of Seller’s representations, warranties, covenants or agreements set forth in this Agreement. THESE INDEMNITY AND DEFENSE OBLIGATIONS APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR

OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF BUYER GROUP, OR ANY PRE-EXISTING DEFECT.
          8.3 Seller’s Environmental Indemnity Obligation.
     (a) From and after the Advance Closing Date, Seller shall release Buyer Group from and subject to the limitations set forth in this Agreement, shall: (i) be liable to; and (ii) protect, defend, indemnify and hold Buyer Group harmless from and against all Environmental Claims (including such Claims associated with asbestos or NORM and plugging and abandonment, as limited by Articles 12.3 and 12.4) to the extent relating to, arising out of, or connected with, directly or indirectly, Record Owner’s ownership or operation of the Properties or any part thereof prior to the Exchange Closing Date. THIS INDEMNITY AND DEFENSE OBLIGATION APPLIES REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF BUYER GROUP, OR ANY PRE-EXISTING DEFECT.
     (b) From and after the Advance Closing Date, Seller shall release the Buyer Group from, and subject to the Adverse Condition Diligence Review Deadline and the Deductible set forth in Article 5.2, shall: (i) be liable to; and (ii) protect, defend, indemnify and hold Buyer Group harmless from and against any and all Environmental Claims relating to, arising out of, or connected with, directly or indirectly, Alleged Adverse Conditions, to the extent such Alleged Adverse Conditions are not otherwise remediated by the Seller pursuant to Article 5.2.
          8.4 Buyer’s Non-Environmental Indemnity Obligations. From and after the Exchange, Buyer shall release Seller Group from and shall: (i) be liable to; and (ii) protect, defend, indemnify and hold Seller Group harmless from and against (a) all Non-Environmental Claims relating to, arising out of, or connected with, directly or indirectly, the ownership or operation of the Properties or any part thereof prior to the Exchange Closing Date (no matter when asserted) for which Seller’s indemnity and defense obligation in Article 8.2 has ceased or terminated (in accordance with Article 8.7 or otherwise) or does not apply, (b) all Non-Environmental Claims relating to, arising out of, or connected with, directly or indirectly, ownership or operation of the Properties or any part thereof by New GP on and after the Exchange Closing Date (no matter when asserted), including in each case Non-Environmental Claims relating to (i) injury or death of any person whomsoever, (ii) damages to or loss of any property or resources, (iii) breach of contract, (iv) common law causes of action such as negligence, strict liability, nuisance or trespass, or (v) fault imposed by Law or otherwise, and (c) all Claims arising out of any breach by Buyer of Buyer’s representations, warranties, covenants or agreements set forth in this Agreement. THESE INDEMNITY AND DEFENSE OBLIGATIONS APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR

STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF SELLER GROUP, OR ANY PRE-EXISTING DEFECT.
          8.5 Buyer’s Environmental Indemnity Obligation. From and after the Exchange Closing, Buyer releases Seller Group from and shall: (i) be liable to; and (ii) protect, defend, indemnify and hold Seller Group harmless from and against all Environmental Claims relating to, arising out of, or connected with, directly or indirectly, ownership or operation of the Properties or any part thereof prior to the Exchange Closing (no matter when asserted) for which Seller’s indemnity and defense obligation in Article 8.3 has ceased, terminated (in accordance with Article 8.7 or otherwise) or does not apply, and from and against any and all Environmental Claims relating to, arising out of, or connected with, directly or indirectly, ownership or operation of the Properties or any part thereof on and after the Exchange Closing. THESE INDEMNITY AND DEFENSE OBLIGATIONS APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW, OR OTHER FAULT OF SELLER GROUP, OR ANY PRE-EXISTING DEFECT.
          8.6 Seller’s Retained Liabilities. From and after the Advance Closing Date, Seller shall release the Buyer Group from and shall: (i) be liable to; and (ii) protect, defend and indemnify and hold such Buyer Group harmless from and against any and all Claims relating to, arising out of, or connected with, directly or indirectly (and no matter when asserted):
     (a) the ownership or operation of its Excluded Properties, including (A) Claims relating to: (i) injury or death of any person whomsoever, (ii) damages to or loss of any property or resources, (iii) breach of contract, (iv) common law causes of action such as negligence, strict liability, nuisance or trespass, or (v) fault imposed by Law or otherwise, regardless of cause or of any negligent acts or omissions (including sole negligence, concurrent negligence or strict liability), breach of duty (statutory or otherwise), violation of law, or other fault of Seller Group, or any pre-existing defect and (B) tax Claims or disputes;
     (b) all Taxes for which Seller has agreed to be responsible under this Agreement;
     (c) (i) all Claims pursuant to any “whistleblower” or similar Laws relating to the Properties, but only to the extent attributable to periods of time prior to the Exchange Closing, (ii) all Claims for severance taxes or fees owed or payable to any Governmental Authority or Person (including Claims alleging undervaluation or underpayment thereof or wrongdoing, fault or strict liability relating thereto) relating to the Properties, but only to the extent attributable to the period prior to the Exchange Closing, and (iii) all Claims for royalties and fees relating thereto (including Claims alleging undervaluation or underpayment thereof or wrongdoing, fault or strict liability relating thereto) relating to the Properties, but only to the extent attributable to the period prior to the Exchange Closing Date;

     (d) any Claims set forth or that should have been set forth in Exhibit “C” relating to the Properties for which Seller has not indemnified Buyer pursuant to Article 8.6(c) above, but only to the extent such matters related to the period prior to the Exchange Closing Time;
     (e) with regard to Properties operated by Seller or any Affiliate of Seller, any Claims relating to or arising out of any joint audit under any applicable operating agreement with respect to the operation of the Properties, to the extent attributable to the period prior to the date Buyer acquires title to the Target Interests;
     (f) any Claims relating to the Properties operated by Seller or any Affiliate of Seller and arising out of the gross negligence or willful misconduct of the Seller or its Affiliates; and
     (g) any Claims or obligations relating to Seller’s employees for which Seller has agreed to be responsible pursuant to the provisions of Article 14 and the Transition Agreement.
Claims under this Article 8.6 may be made whether or not a Claim also could be asserted under Articles 8.2 or 8.3, and Claims under this Article 8.6 are not subject to any of the limitations set forth in Article 8.7 or elsewhere in this Agreement and survive indefinitely.
          8.7 Claim Periods and Deductibles. Seller will not have an obligation or liability to the Buyer Group under Articles 8.2 and 8.3 for:
     (a) any Claim under Article 8.2 or 8.3, if Buyer has not provided Seller with a Claim Notice within twenty-four (24) months from and after the Exchange Closing with respect to such Claim (other than (i) Claims under Article 8.2(b) with respect to a breach of Article 10.1.23 for which a Claim Notice must be given within seventy-two (72) months from and after the Exchange Closing, (ii) any Claim under (A) Article 8.2(b) with respect to the breach of any of the Seller’s covenants in Articles 3, 6, 12.15.6, 12.19, 17, 20 or Exhibit “H” or relating to a breach of Articles 10.1.8 or 10.1.9 and (B) Article 8.3(b), each of which shall survive indefinitely, and (iii) Claims under Article 8.2(b) with respect to a breach of Articles 10.1.2 or 10.1.19, which shall survive the Exchange Closing for the applicable Tax limitation period; and
     (b) any and all Claims (other than any Claim under Article 8.2(b) with respect to the breach of any covenants set forth in Articles 3, 6, 12.15.6, 12.19, 17, 20 and Exhibit “H” or relating to the breach of any representation or warranty in Articles 10.1.2, 10.1.8, 10.1.9, 10.1.19 or 10.1.23, for which there shall be no threshold or deductible hereunder) in the aggregate up to the Deductible.
Seller shall not collectively be required to indemnify Buyer under Articles 8.2 and 8.3 for aggregate damages in excess of the Purchase Price.

     In calculating the foregoing deductible amounts set forth in this Article 8.7, any dollar or materiality qualifiers in the representations and warranties shall be disregarded. Notwithstanding anything in this Agreement to the contrary, with respect to an Alleged Adverse Condition and/or any Claim relating thereto, in determining whether Buyer is entitled to a remedy for such Alleged Adverse Condition and/or any Claim relating thereto, the threshold amounts with respect thereto shall not be applied more than once.
          8.8 Notice of Claims. If a Claim is asserted against a Party for which the other Party may have an obligation of indemnity and defense (whether under this Article 8 or any other provision of this Agreement), the Party seeking indemnification (“Indemnified Party”) shall give the Party from which the Indemnified Party seeks indemnification (“Indemnifying Party”) prompt written notice of the Claim, setting forth the particulars associated with the Claim (including a copy of the written Claim, if any) as then known by the Indemnified Party (“Claim Notice”).
          8.9 Defense of Claims. Within thirty (30) Days after the Indemnifying Party receives a Claim Notice, the Indemnifying Party shall notify the Indemnified Party whether or not the Indemnifying Party will assume responsibility for defense and payment of the Claim. The Indemnified Party is authorized, prior to and during such thirty (30) Day period, to file any motion, pleading or other answer that it deems necessary or appropriate to protect its interests, or those of the Indemnifying Party, and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party elects not to assume responsibility for defense and payment of the Claim, the Indemnified Party may defend against, or enter into any settlement with respect to, the Claim as it deems appropriate without relieving the Indemnifying Party of any indemnification obligations the Indemnifying Party may have with respect to such Claim. The Indemnifying Party’s failure to respond in writing to a Claim Notice within the thirty (30) Day period shall be deemed an election by the Indemnifying Party not to assume responsibility for defense and payment of the Claim. If the Indemnifying Party elects to assume responsibility for defense and payment of the Claim: (a) the Indemnifying Party shall defend the Indemnified Party against the Claim with counsel of the Indemnifying Party’s choice (reasonably acceptable to Indemnified Party which shall cooperate with the Indemnifying Party in all reasonable respects in such defense), (b) the Indemnifying Party shall pay any judgment entered or settlement with respect to such Claim, (c) the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement with respect to the Claim that (i) does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect to the Claim or (ii) contains terms that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity), and (d) the Indemnified Party shall not consent to entry of any judgment or enter into any settlement with respect to the Claim without the Indemnifying Party’s prior written consent. In all instances the Indemnified Party may employ separate counsel and participate in defense of a Claim, but the Indemnified Party shall bear all fees and expenses of counsel employed by the Indemnified Party.
          8.10 Waiver of Certain Damages. EACH PARTY IRREVOCABLY WAIVES AND AGREES NOT TO SEEK INDIRECT, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND IN CONNECTION WITH ANY DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR BREACH HEREOF). FOR THE AVOIDANCE OF DOUBT, THIS ARTICLE 8.10 DOES NOT DIMINISH OR

OTHERWISE AFFECT THE PARTIES’ RIGHTS AND OBLIGATIONS TO BE INDEMNIFIED AGAINST, AND PROVIDE INDEMNITY FOR CLAIMS UNDER ANY INDEMNITIES UNDER THIS AGREEMENT.
          8.11 Exclusive Remedies. EXCEPT FOR REMEDIES THAT CANNOT BE WAIVED AS A MATTER OF LAW, IF THE ADVANCE CLOSING OCCURS, THE INDEMNITIES SET FORTH IN THIS AGREEMENT SHALL BE THE EXCLUSIVE REMEDY FOR BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT SET FORTH IN THIS AGREEMENT; PROVIDED, HOWEVER, NOTHING IN THIS ARTICLE 8.11 SHALL BE DEEMED TO AFFECT ANY PERSON’S RIGHT TO EQUITABLE RELIEF (INCLUDING SPECIFIC PERFORMANCE) FOR BREACH OF A COVENANT SET FORTH IN THIS AGREEMENT.
ARTICLE IX
DISCLAIMERS
          9.1 Disclaimers. Except for the representation and warranties of Seller set forth in this Agreement and in the Debenture: (a) the Properties shall, at the Advance Closing Date and at the Exchange Closing Date, be Contributed to New GP “AS-IS, WHERE-IS”, and with all faults and defects in their present condition and state of repair, without recourse, even for the return of the Purchase Price, and (b) Seller disclaims any and all representations and warranties with respect to the Properties and the New GP and Buyer disclaims reliance on any and all representations and warranties with respect to the Properties or the New GP as an inducement to enter into this Agreement, whether express, statutory, implied or otherwise, including any warranty as to (i) title, , (ii) compliance with Laws, (iii) existence of any and all prospects or recompletion opportunities, (iv) geographic, geologic or geophysical characteristics, (v) existence, quality, quantity or recoverability of Petroleum Substances, (vi) ability to produce, including production or decline rates, (vii) costs, expenses, revenues, receipts, prices, accounts receivable or accounts payable, (viii) contractual, economic or financial information and data, (ix) continued financial viability, including present or future value or anticipated income or profits, (x) environmental or physical condition (surface and subsurface), (xi) federal, provincial or local income or other tax consequences, (xii) absence of patent or latent defects, (xiii) safety, (xiv) state of repair, (xv) merchantability, (xvi) fitness for a particular purpose and (xvii) conformity to models or samples of materials; and Buyer (on behalf of Buyer Group and their successors and assigns) irrevocably waives any and all claims they may have against Seller Group associated with (i) through (xvii) hereinabove, except for the Buyer’s right to assert the existence of Alleged Adverse Conditions in accordance with Article 5.2 and Buyer’s right to assert indemnity claims permitted by Article 8.
          9.2 Disclaimer of Statements and Information. Except for the representations and warranties of Seller set forth in this Agreement and the disclosures relating thereto, Seller expressly disclaims any and all liability and responsibility for and associated with the quality, accuracy, completeness or materiality of information, data and materials shown to or furnished (electronically, orally, in writing or any other medium and whether or not shown or furnished before or after execution of this Agreement) to Buyer Group and associated with the Properties or the transactions contemplated by this Agreement; and Buyer (on behalf of Buyer

Group and their successors and assigns) irrevocably waives any and all claims they may have against Seller Group associated with the same.
ARTICLE X
SELLER’S REPRESENTATIONS AND WARRANTIES
          10.1 Seller’s Representations and Warranties. Subject to Article 12.8, Seller represents and warrants to Buyer that as of the date hereof and as of each Closing Date:
          10.1.1 Organization and Good Standing.
     (a) Seller is a partnership, duly formed and organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite partnership power and authority to own the Target Interests.
     (b) Newco is an unlimited liability company duly incorporated and organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own the Newco New GP Interests.
          10.1.2 Residency. It is a “Canadian partnership” for purposes of the Canadian Income Tax Act.
          10.1.3 New GP. The New GP has been formed and is validly existing under the laws of the Province of Alberta and has all requisite partnership power and authority to own, lease or otherwise hold the Properties and to conduct the Business in the manner presently being conducted by it. Exhibit “M” is a true and complete copy of the New GP Agreement and declaration of partnership. The New GP is duly qualified to do business in all jurisdictions in which the Properties are located.
          10.1.4 Corporate Authority; Authorization of Agreement. Seller has all requisite partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform all obligations placed on Seller in this Agreement. This Agreement constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
          10.1.5 No Violations. Subject to the receipt of all consents, approvals and waivers from Third Parties pertaining to the Properties in connection with the transactions contemplated hereby and assuming compliance with the provisions of all applicable Antitrust Laws, including the obtaining of all necessary approvals thereunder, in connection with such transactions Seller’s execution and delivery of this Agreement and the Debenture and consummation of the transactions contemplated by this Agreement and the Debenture will not:

     (a) conflict with or require consent of any Person or entity under any terms, conditions or provisions of its Organizational Documents or the Organizational Documents of Newco or the New GP;
     (b) violate any provision of, or require any consent or approval under any Law or agreement with any Governmental Authorities applicable to Seller, Newco or the New GP (except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer of title);
     (c) conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorizations, cancellation or acceleration under (i) any agreement of Seller, Newco or New GP mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Seller, Newco or the New GP is a party or by which the Properties are bound or (ii) any order, judgment or decree of any Governmental Authority; or
     (d) result in creation or imposition of any lien or encumbrance on any of the Properties, the Target Interests or the Newco New GP Interests.
          10.1.6 Litigation. Except as set forth in Exhibit “C”, there is no litigation, action or proceeding pending against Seller, Newco or the New GP or, to Seller’s Knowledge, threatened against Seller, Newco or the New GP, nor has any notice of royalty audit been received from any Governmental Authority, that would have an adverse effect on the value, ownership or operation of the Properties or that would prevent timely consummation of the transactions contemplated by this Agreement or the Debenture. Notwithstanding anything contained in the Agreement to the contrary, Seller agrees to retain sole responsibility for the litigation matters set forth or that should have been set forth on Exhibit “C” to the extent (and only to the extent) such litigation relates to the Properties for the period prior to the Exchange Closing.
          10.1.7 Bankruptcy. There are no bankruptcy or receivership proceedings pending against, being contemplated by or, to Seller’s Knowledge, threatened against Seller, Newco, the New GP or any of their respective relevant Affiliates.
          10.1.8 Title to Target Interests; Capitalization; No Subsidiaries.
     (a) Seller owns all legal and beneficial right, title and interest in and to the Target Interests free and clear of any and all Liens. Newco owns all legal and beneficial right, title and interest in and to the Newco New GP Interests free and clear of any Liens. The Newco Shares have been duly authorized and validly issued and are fully paid and nonassessable. Neither the Target Interests nor the Newco New GP Interests were issued or created in violation of any Rights of any Person.

     (b) Newco has no subsidiaries other than its Newco New GP Interests in the New GP and the New GP has no subsidiaries. The Newco Shares constitute all of the Equity Interests in Newco and, taken together, the Newco New GP Interests and the Seller’s New GP Interests constitute all of the Equity Interests in the New GP. Except as contemplated under the Debenture in connection with the consummation of the Exchange, other than Seller and Newco, no other Person is a partner of the New GP and other than Seller, no other Person owns any Equity Interests in Newco. Except as contemplated pursuant to the Debenture, (i) there are no Equity Interests or Rights of the New GP or Newco issued and outstanding or reserved for issuance except to the Seller, and (ii) neither the New GP nor Newco is a party to any agreement, and neither the New GP nor Newco has granted to any Person, any option or any right or privilege capable of becoming an agreement or option, for the acquisition of any Equity Interests or Rights. Neither Newco nor the New GP has (1) any indebtedness for borrowed money, (2) any obligation to pay a deferred purchase price with respect to any asset or (3) any obligations with respect to capitalized leases. The New GP does not have any assets or liabilities other than the Properties, if any, that have been Contributed to the New GP pursuant to Contribution Transactions in accordance with the terms hereof.
          10.1.9 Special Warranty of Title. Notwithstanding anything in this Agreement to the contrary, Seller shall warrant title to and forever defend title to the Properties, subject to the Permitted Encumbrances, against adverse claims of title by, through or under Seller or its Affiliates, but not otherwise.
          10.1.10 Liens, Mortgages and Security Interests. Other than Permitted Encumbrances, there are no liens, mortgages or security interests encumbering the Properties.
          10.1.11 Material Contracts. Schedule 10.1.11, together with Exhibit “A” insofar as it describes easements, rights-of-way, surface leases or similar instruments, sets forth (i) the Record Owner’s, or their respective Affiliates’ contracts for the sale of hydrocarbons produced from the Properties and (ii) all contracts or agreements of the type described below included in such Properties or by which such Properties are bound (collectively, the “Material Contracts”)
     (a) any contract or agreement for capital expenditures or the acquisition or construction of fixed assets that requires aggregate future payments in excess of One Million Dollars ($1,000,000);
     (b) any indenture, mortgage, loan, credit, sale-leaseback or similar contract or agreement;
     (c) any Petroleum Substances sales or purchase agreement, supply agreement, marketing agreement, exchange agreement, transportation agreement or similar arrangement that is not terminable without penalty on thirty (30) Days notice or less;

     (d) any contract or agreement for, or that contemplates, the sale of any interest in the Properties;
     (e) any contract or agreement with any Affiliate of Seller;
     (f) any unit agreement and any operating agreement applicable to the Properties;
     (g) any contract or agreement that includes a non-competition restriction, “area of mutual interest” arrangement or other similar restrictions on doing business;
     (h) any arrangement providing for any posting of cash collateral or requiring a cash deposit in an amount in excess of $1,000,000;
     (i) any agreement relating a Hedging Transaction existing as of the date hereof pursuant to which active confirmations have been executed under or in connection with such Hedging Transactions; and
     (j) any other contract which involves any future payment or obligation in excess of One Million United States Dollars (US $1,000,000) or is otherwise material to the operations of the Properties.
The Material Contracts are in full force and effect in accordance with their respective terms and there exist no defaults by Seller, Newco or the New GP or, to Seller’s knowledge, by another party thereto in the performance of any obligation thereunder and no event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract. None of the Material Contracts has been amended, except as set forth in Schedule 10.1.11. Prior to the execution of this Agreement, the Seller has made available to Buyer true and complete and correct copies of each Material Contract and all amendments thereto, except for such Material Contracts or amendments thereto (if applicable) for which any of Seller’s future payment obligations or other obligations are not, individually or in the aggregate, in excess of Five Million Dollars ($5,000,000) or are otherwise material to the ownership or operation of the Properties; provided, however, Seller shall have furnished any such Material Contracts to Buyer prior to the Exchange Closing.
          10.1.12 Compliance with Laws. Neither Seller nor any of its Affiliates has violated, and Seller and such Affiliates are in compliance with, all applicable Laws with respect to the ownership and, if operated by Seller or its Affiliates, operation of the Properties, except where such violation or noncompliance could not reasonably be expected to result in a liability, cost, expense or loss of Five Hundred Thousand Dollars ($500,000) or more. Seller has not received any written notice of a violation of or default by it or its Affiliates with respect to any Law or any decision, ruling, order or award of Governmental Authority or arbitrator applicable to such Properties.
          10.1.13 [Reserved]

          10.1.14 Suspense Funds. Schedule 10.1.14 will set forth all suspense funds held by Seller for the account of a third party or an Affiliate of Seller that are associated with the Properties as of December 31, 2009, except minimum suspense accounts that will be cleared prior to the Exchange Closing.
          10.1.15 Penalty Operations. There are no operations (including, without limitation, drilling operations) associated with the Properties with respect to which the Seller is currently a non-participating party, other than as listed in Schedule 10.1.15..
          10.1.16 Wells. As to Wells operated by Seller or the New GP and, to the knowledge of Seller, as to Wells operated by Third Parties, each (a) Petroleum Substances Well and other Well associated with the Properties is properly permitted and within the production tolerances established by the Governmental Authority having appropriate jurisdiction, (b) injection and disposal Well associated with the Properties is properly permitted, (c) abandoned Well associated with the Properties is plugged in compliance with the applicable Laws, and (d) Petroleum Substances Well associated with the Properties has been produced in compliance with allowables allocated thereto by the applicable Governmental Authority. Except as set forth on Schedule 10.1.16, as to Wells operated by Seller and, to the knowledge of Seller, as to Wells operated by Third Parties, as of the date of this Agreement there are no Wells included in the Properties which, in accordance with applicable Law, must be plugged and abandoned within 12 months after the date of execution of this Agreement. The production from the Properties, net to Seller’s interest in the Properties, has exceeded 48,000 BOE per day on average for the past twelve months.
          10.1.17 [Reserved]
          10.1.18 [Reserved]
          10.1.19 Tax.
     (a) Each Tax Return required to be filed with respect to the Properties, Newco and the New GP has been timely and properly filed. All such Tax Returns are correct and complete. No claim has been made by a Taxing Authority in a jurisdiction in which either Newco or the New GP does not currently file a Tax Return that Newco or the New GP is or may be subject to taxation by that jurisdiction.
     (b) All Taxes with respect to the Properties, Newco and the New GP have been timely and properly paid in full. All amounts of Taxes required to be withheld by Newco and the New GP have been withheld and have been duly and timely paid to the proper Taxing Authority.
     (c) Except for Taxes not yet due and payable, neither the Seller, Newco nor the New GP has received written notice of any claim from any applicable Taxing Authority for the assessment of any Taxes with respect to the Properties, Newco or the New GP. There is not currently in effect any extension or waiver of any statute of limitation of any jurisdiction regarding the assessment or collection of Taxes with respect to the Properties, Newco or the New GP. There are no Claims pending against or related to the Properties, Newco or the New GP by any applicable Taxing Authority with respect to Taxes.
     (d) None of the Tax Returns of or with respect to the Properties, Newco or the New GP are currently being audited or examined by any Taxing Authority and Seller has no Knowledge, nor has Seller received any written notice, that any Taxing Authority intends to conduct an audit or investigation relating to the Tax Returns of the Properties, Newco or the New GP.
     (e) No material deficiency for any Taxes has been assessed with respect to Tax Returns filed by or that include any of the Properties, Newco or the New GP.
     (f) Except for Permitted Encumbrances, no Lien exists (whether or not filed in the real property records of any applicable Governmental Authority) on or with respect to any Properties or any assets of either Newco or the New GP as a result of a failure to pay Taxes.
     (g) Each of Newco and the New GP (i) has never been a member for U.S. federal tax purposes of an affiliated group that filed or was required to file a consolidated U.S. federal income Tax Return, (ii) does not have any liability for the Taxes of another Person as transferee, successor or by contract or otherwise under any provision of state, provincial, local or foreign Law or (iii) is not a party to any Tax allocation, sharing, indemnity or similar arrangement or agreement (whether or not written) that will survive the Exchange Closing.
     (h) Each of Newco and the New GP has not executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed with any Taxing Authority, relating to Taxes, including rulings of any Taxing Authority and closing agreements with any Taxing Authority.
     (i) The New GP has not established, and will not have established on or before the Exchange Closing Date, a fiscal period end for the purposes of the Canadian Income Tax Act (or any parallel provincial or territorial income tax legislation).
     (j) Except where this Agreement is terminated in accordance with Article 17, the acquisition of the Properties pursuant to the Contribution Transactions will be subject to subsection 97(1) of the Canadian Income Tax Act and, for greater certainty, no election has been filed, or will be filed, in respect of such acquisition under subsection 97(2) of the Canadian Income Tax Act (or any parallel provincial or territorial income tax legislation) and the Seller and its affiliates will prepare the documentation in respect of the Contribution

Transactions and Seller, Newco, the New GP, and Buyer will report the tax consequences of such transactions consistent with such treatment and on the basis that (i) the aggregate fair market value of the Properties at the time of such acquisition is equal to the Adjusted Purchase Price and (ii) such fair market value will be allocated 80% to Canadian resource property and 20% to depreciable property (with substantially all of such allocation to Class 41 property), each within the meaning of the Canadian Income Tax Act.
     (k) Each of Newco and the New GP has not engaged in any transactions other than in connection with its formation. Each of Newco and the New GP shall not engage in any material transaction except for transactions related to the Contribution Transactions and transactions entered into in connection with the Business.
     (l) Seller and Newco are, and, as of the Advance Closing Date, the New GP will be, a registrant for the purposes of the GST Act. Seller’s GST number is 140196833RT0001 and Newco’s GST number is 802294058RT0001. Seller shall cause Newco and the New GP to promptly provide their respective GST numbers to Buyer upon receipt thereof. ,
          10.1.20 [Reserved.]
          10.1.21 Current Commitments. Schedule 10.1.21 contains a true and complete list of (a) all authorizations for expenditures for all drilling operations applicable to the Properties in excess of Seven Hundred Fifty Thousand Dollars ($750,000) or for capital expenditures to such Properties in excess of Seven Hundred Fifty Thousand Dollars ($750,000) that have been proposed by any Person on or after the Effective Time, whether or not accepted by Seller or any other person or entity and (b) all authorizations for expenditure in excess of Seven Hundred Fifty Thousand Dollars ($750,000) and written commitments for all drilling operations in excess of Seven Hundred Fifty Thousand Dollars ($750,000) applicable to such Properties or for other capital expenditures to such Properties in excess of Seven Hundred Fifty Thousand Dollars ($750,000) for which all of the activities anticipated in such authorizations for expenditures or commitments have not been completed by the Effective Time.
          10.1.22 [Reserved]
          10.1.23 Solvency. Seller is Solvent and, after giving effect to the transactions contemplated hereby and under the Debenture, Seller shall be Solvent.
          10.1.24 [Reserved.]
          10.1.25 Books and Records. The books of account, partnership and unlimited liability company records, books containing all transfers of Equity Interests and other records (other than the land files) of each of Newco and the New GP and other records of such entities are (a) complete and correct and (b) accurately and fairly reflect in reasonable detail the material transactions and dispositions of the assets of such entities. Such books and records contain accurate and complete records of all meetings held of and action taken by the partners, officers, directors, members, and shareholders, as applicable, of such entities and no meeting of such persons has been held for which minutes have not been prepared and are not contained in such books and records.
          10.1.26 Technology Information. Schedule 10.1.26 sets forth all licenses, agreements or other contractual arrangements covering any seismic, geological and geophysical information, software, object and source codes, or any other technological information held by Seller, Newco or the New GP in connection with ownership or operation of any of the Properties, other than with respect to 2-D seismic (“Third Party Licenses”). The Third Party Licenses grant sufficient rights for the conduct of the Business. Except as provided in Schedule 10.1.26, Seller owns or has the right to use without any limitations or restrictions adversely affecting the use of the same in the ordinary conduct of its business, the Third Party Licenses. This Agreement (a) has not altered or impaired, nor will alter or impair, any such rights or, (b) has not breached, or will not breach, any agreements with third party vendors. No Person has overtly challenged or questioned the validity or effectiveness of any Third Party License
          10.1.27 Governmental Licenses. Seller or its Affiliates have obtained all permits, licenses and other authorizations required by any Governmental Authority to own and, if operated by Seller or its Affiliates, operate the Properties; all such authorizations are in full force and effect; and no material default or violations exist thereunder. No Proceeding is pending or, to Seller’s knowledge, threatened relating to the challenging, revocation or limitation of any such permit, license or authorization.
          10.1.28 Multiemployer Plans. Neither Seller nor the New GP sponsors, maintains or has any obligations under any multiemployer plan with respect to those employees listed by Seller as provided for in Exhibit “H”.
ARTICLE XI
ARTICLE 11. BUYER’S REPRESENTATIONS AND WARRANTIES
     11.1 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that as of the date hereof, the Advance Closing Date and the Exchange Closing Date:
          11.1.1 Organization and Good Standing. It is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own the Target Interests to be acquired by it. It is qualified under Law to own the Target Interests to be acquired by it and to operate the Properties, and is duly licensed with or in good standing with, authorized by and qualified with all Governmental Authorities with jurisdiction or cognizance over operations in the Provinces and geographic regions in which the Properties are located, to the extent it is required by such agencies to so qualify and maintain good standing.
          11.1.2 Corporate Authority; Authorization of Agreement. It has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform all obligations placed on it in this Agreement. This Agreement, when executed and delivered by Buyer, constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
          11.1.3 No Violations. Assuming compliance with the provisions of the applicable Antitrust Laws in connection with the transactions contemplated by this Agreement, its execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement will not:
     (a) conflict with or require consent of any Person or entity under any terms, conditions or provisions of its Organizational Documents;
     (b) violate any provision of any Law applicable to it; or
     (c) conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under: (i) any agreement of the Buyer or any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party, or (ii) any order, judgment or decrees of any governmental authority.
          11.1.4 SEC Disclosure. It is acquiring the Target Interests for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and other applicable securities Laws.
          11.1.5 Litigation. There is no Proceeding pending against Buyer or, to Buyer’s Knowledge, threatened against Buyer that seeks an order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.
          11.1.6 Independent Evaluation. Buyer is sophisticated in evaluation, purchase, ownership and operation of oil and gas properties and related facilities similar to the Properties and in making its decision to enter into this Agreement and consummate the transactions contemplated herein, Buyer (a) relied solely on its independent investigation and evaluation of the Properties and the advice of its engineers, contractors, geological and geophysical advisors, lawyers and accountants and not on any comments, statements, reports, projections or other documents or materials provided by or for Seller or its agents, whether before or after execution of this Agreement, and (b) subject to Article 5, will by the Exchange Closing Date satisfied itself as to the environmental, physical and other condition of, and contractual arrangements affecting, the Properties.
          11.1.7 Bankruptcy. There are no bankruptcy or receivership proceedings pending against, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any of its Affiliates.
          11.1.8 Consents. Except for any consent required in connection with the Antitrust Laws, to its Knowledge, there are no consents that would be applicable in connection with the consummation of the transactions contemplated in this Agreement by it.
          11.1.9 Solvency. Buyer and the Ultimate Buyer Parent Guarantor are Solvent. After giving effect to the transactions contemplated hereby, Buyer and the Ultimate Buyer Parent Guarantor shall be Solvent.
          11.1.10 New GP Fiscal Period. Buyer shall not cause the New GP to establish a fiscal period end for purposes of the Canadian Income Tax Act where the date of such fiscal period end would occur on or prior to the Exchange Closing Date.
ARTICLE XII
ADDITIONAL COVENANTS
          12.1 Subsequent Operations. Seller makes no representations or warranties to Buyer as to transferability or assignability of operatorship of any Properties that Seller currently operates. Rights and obligations associated with operatorship of the Properties are governed by operating and similar agreements covering the Properties and will be decided in accordance with the terms of such agreements.
          12.2 Buyer’s Assumption of Obligations. If the Exchange Closing occurs, and subject only to Seller’s indemnities in Article 5.1 and 5.2, 8.2, 8.3, 8.6, 12.15.4 and 20.3, and except for other matters that are Seller’s or its Affiliates’ express obligations under this Agreement, Buyer agrees that upon the Contribution of the Properties to the New GP, the New GP shall assume, shall pay and shall timely perform and discharge all of Seller’s or the New GP’s duties and obligations associated with the Properties arising prior to, on or after the Exchange Closing (including any and all contractual duties and obligations arising therefrom) (collectively, the "Assumed Obligations”), and in fulfilling these obligations, New GP shall comply with all Laws.
          12.3 Asbestos and NORM. The Properties may currently or have in the past contained asbestos and NORM, and special procedures associated with assessment, remediation, removal, transportation or disposal of asbestos and NORM may be necessary, and Buyer acknowledges and agrees as follows from and after the Exchange Closing:

          12.3.1 Except with respect to a breach by Seller of any of its representations or warranties contained in Article 10, as limited by Article 8, Buyer accepts sole responsibility for and agrees to pay any and all costs and expenses associated with assessment, remediation, removal, transportation and disposal of asbestos and NORM associated with the Properties, and may not claim the fact that assessment, remediation, removal, transportation or disposal of asbestos and NORM are not complete or that additional costs and expenses are required in connection with assessment, remediation, removal, transportation or disposal of asbestos and NORM as an Alleged Adverse Condition or the basis for any other redress against Seller or its Affiliates, and Buyer (on behalf of Buyer Group and their successors and assigns and the New GP) irrevocably waives any and all Losses and Third Party Claims they may have against Seller Group associated with the same; and
          12.3.2 Except with respect to a breach by Seller of any of its representations or warranties contained in Article 10, as limited by Article 8, Buyer releases Seller Group from and shall: (i) be liable to; and (ii) fully protect, defend, indemnify, and hold Seller Group harmless from and against any and all Losses and Third Party Claims relating to, arising out of, or connected with, directly or indirectly, the assessment, remediation, removal, transportation and disposal of asbestos and NORM associated with the Properties, no matter whether arising before, on or after the Effective Time. This indemnity and defense obligation will apply regardless of cause or of any negligent acts or omissions (including sole negligence, concurrent negligence or strict liability), breach of duty (statutory or otherwise), violation of Law or other fault of Seller Group, or any pre-existing defect. For the removal of doubt, Buyer’s release under this Article 12.3.2 does not prevent Buyer from asserting the existence of an Alleged Adverse Condition under Article 5.2. for asbestos or NORM that is, as of a date prior to the Exchange Closing, in a condition that violates existing Laws. The preceding sentence shall in no way expand Buyer’s rights under Article 5.2 or diminish Buyer’s waiver contained in Article 5.3.
          12.4 Plugging and Abandonment. The Properties may contain Wells and facilities that have been shut in or temporarily or permanently abandoned including such Wells as are listed on Schedule 12.4, and Buyer acknowledges and agrees as follows from and after the Exchange Closing:
          12.4.1 Except with respect to a breach by Seller of any of its representations or warranties contained in Article 10, as limited by Article 8, Buyer hereby expressly assumes and accepts sole and exclusive responsibility for and agrees to pay or cause the New GP to pay all costs and expenses associated with Plugging and Abandonment of all Wells and facilities associated with the Properties (whether or not listed on Schedule 12.4), and may not claim the fact that Plugging and Abandonment operations are not complete or that additional costs and expenses are required to complete Plugging and Abandonment operations as an Alleged Adverse Condition or the basis for any other redress against Seller or its Affiliates, and Buyer (on behalf of Buyer Group and their successors and assigns and the New

GP) irrevocably waives any and all Losses and Third Party Claims it may have against Seller Group associated with the same; and.
          12.4.2 Except with respect to a breach by Seller of any of its representations or warranties contained in Article 10, as limited by Article 8, Buyer releases and shall cause the New GP to release Seller Group from and shall: (i) be liable to; and (ii) fully protect, defend, indemnify, and hold Seller Group harmless from and against any and all Losses and Third Party Claims relating to, arising out of, or connected with, directly or indirectly, Plugging and Abandonment operations, no matter whether arising before on or after the Effective Time. This indemnity and defense obligation will apply regardless of cause or of any negligent acts or omissions (including sole negligence, concurrent negligence or strict liability), breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect. For the removal of doubt, Buyer’s release under this Article 12.4 does not prevent Buyer from asserting the existence of an Alleged Adverse Condition under Article 5.2 for any condition that, as of a date prior to Closing, violates existing Laws with respect to Plugging and Abandonment operations. The preceding sentence shall in no way expand Buyer’s rights under Article 5.2 or diminish Buyer’s waiver contained in Article 5.3.
          12.5 [Reserved]
          12.6 [Reserved]
          12.7 Suspense Funds. Buyer acknowledges that Suspense Funds may exist as of the Effective Time. Seller shall transfer to New GP all Suspense Funds held by Seller as operator of any of the Properties and the obligations with respect thereto. This transfer shall be accounted for in the Final Accounting Statement.
          12.7.1 Buyer (on behalf of Buyer Group and their successors and assigns) shall cause the New GP to accept sole responsibility for and agrees to pay all costs and expenses associated with Suspense Funds, and Buyer (on behalf of Buyer Group and their successors and assigns) irrevocably waives any and all claims it may have against Seller Group associated with the same; and
          12.7.2 Buyer releases Seller Group from and shall: (i) be liable to; and (ii) fully protect, defend, indemnify and hold Seller Group harmless from and against any and all Losses and Third Party Claims relating to, arising out of, or connected with, directly or indirectly, the Suspense Funds, no matter whether arising before, on or after the Effective Time when asserted. This indemnity and defense obligation applies regardless of cause or of any negligent acts or omissions (including sole negligence, concurrent negligence or strict liability), breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect.
          12.8 Schedules and Post-Signing Cooperation.

          12.8.1 Seller shall prepare, supplement or amend the following of Seller’s Schedules (collectively, the “Pending Schedules”) within the following time periods (each such period, a “Schedule Cure Period”) with respect to any matter hereafter arising or discovered which, if existing or known on the date hereof, would have been required to be set forth or described in Seller’s Schedules: (i) in the case of all Material Contracts described in Article 10.1.11 other than those described in subparagraph (g) thereof, five (5) Business Days after the date hereof, (ii) in the case of all Material Contracts described in subparagraph (g) of Article 10.1.11, ten (10) Days after the date hereof, (iii) in the case of all items required to be identified by Seller on Schedule 10.1.26, thirty (30) Days after the date hereof, (iv) in the case of all items required to be identified by Seller on Schedule 10.1.15, ten (10) Days after the date hereof, and (v) in the case of all items required to be identified by Seller on Schedule 10.1.14, ten (10) Business Days..
          12.8.2 Seller shall provide Buyer with regular updates as to the contents of the Pending Schedules and provide Buyer with access to complete and correct copies of, any contracts and agreements it lists on such Pending Schedules, in each case on or before each Pending Schedule’s respective Schedule Cure Period.
          12.8.3 Upon the expiration of each of the Pending Schedule’s respective Schedule Cure Periods, such Pending Schedules shall be deemed completed for all purposes under this Agreement.
          12.8.4 During any Schedule Cure Period, the Parties agree that Buyer Group shall assist Seller in compiling the Pending Schedules and in connection therewith, Seller shall provide Buyer with all necessary access to provide such assistance; provided, however, that in no event shall Buyer’s provision of assistance in any way affect Buyer’s rights to indemnification under Article 8.
          12.9 Transition Agreement. Buyer and Seller shall execute and deliver the Transition Agreement at the Exchange Closing Date. On the Exchange Closing Date, Buyer, the New GP and Seller shall further execute notice letters customarily given under the Contracts in connection with a transfer of ownership of the Properties.
          12.10 Seismic Data. Notwithstanding anything in this Agreement to the contrary, Buyer is responsible for obtaining any necessary consents to Seller’s assignment of any Third Party Seismic Data licenses or other agreements or for a Buyer or the New GP to enter into new licenses or other agreements, in each case, as may be needed to permit the New GP to continue to utilize any Third Party Seismic Data covering the Properties after the Exchange Closing Date. Seller shall reasonably assist Buyer in contacting the relevant Third Parties, but Buyer shall be solely responsible for and shall bear all costs and transfer and other fees required to obtain assignments or new licenses or other agreements in connection with Third Party Seismic Data. With respect to any of Seller’s wholly owned seismic data pertaining to the Properties, New GP and Seller shall execute and deliver the Seismic License at the Exchange Closing.
          12.11 Interim Period.

     During the Interim Period, Seller shall and shall cause its Affiliates to maintain and operate the Properties and dispose of production from the Properties in the ordinary course of business consistent with the Seller’s past custom and practice with respect to the Properties.
     Without the consent of Buyer (which shall not be unreasonably withheld or delayed), during the Interim Period, Seller shall not, and shall cause its Affiliates not to, with respect to the Properties:
     (a) except with respect to matters indemnified by Seller that are referenced or should have been referenced in Exhibit “C”, waive, compromise or settle any right or claim which reasonably would be expected to have a Material Adverse Effect;
     (b) incur any obligation in excess of Five Hundred Thousand U.S. Dollars ($500,000) with respect to the Properties for which the New GP would be responsible after the Exchange Closing other than in connection with transactions in the normal, usual and customary manner, of a nature and in an amount consistent with past practices employed by Seller with respect to the Properties and/or in connection with situations believed in good faith by Seller to constitute an emergency (in which case Seller’s obligation is limited to notifying Buyer as soon as reasonably practicable of such emergency and obligations);
     (c) encumber, sell, lease or otherwise dispose of any of the Properties having a value in excess of Five Hundred Thousand U.S. Dollars ($500,000) (excluding sales of hydrocarbons therefrom), except to the extent replaced by equivalent property or to the extent used, consumed or abandoned in the normal operations of Seller’s business; or
     (d) enter into a contract or commitment for any capital expenditure or acquisition or construction of fixed assets in either case for which the New GP would be responsible after the Effective Time in an amount individually in excess of Five Hundred Thousand U.S. Dollars ($500,000), except in connection with situations believed in good faith by Seller to constitute an emergency (in which case Seller’s obligation is limited to notifying Buyer as soon as reasonably practicable of such emergency and obligations).
               12.11.1 [Reserved]
               12.11.2 Regardless of whether all of the operations conducted by Seller or New GP during the Interim Period with respect to any of the Properties have been fully completed by Seller or the New GP prior to the Exchange Closing, upon the Exchange Closing Buyer shall cause the New GP to assume full responsibility for the completion of all such operations applicable to the Properties, subject, however, to the terms of the Transition Agreement during the Transition Period.
               12.11.3 Buyer acknowledges Seller owns undivided interests in certain of the Properties and that Seller does not operate all of the Properties, and

Buyer agrees that the acts or omissions of Third Party working interests owners (including Third Party operators) shall not constitute a breach of the provisions of this Article 12.11, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller or New GP has voted its interest in a manner that complies with the provisions of this Article 12.11. Furthermore, Seller shall not be deemed or held to be in breach of any of Seller’s representations, warranties, covenants or other agreements contained in this Agreement to the extent that any such breach arises out of or in connection with the actions of Buyer or Buyer’s Affiliates as operators or co-owners of any of the Properties prior to the Exchange Closing.
               12.11.4 During the Interim Period, (a) Seller shall cause Newco and the New GP not to take and (b) subject to the last sentence of this Article 12.11.4, Seller shall not take, any of the following actions without obtaining the prior written consent of Buyer, not to be unreasonably withheld, or as expressly permitted pursuant to the Debenture:
          (i) amend its Organizational Documents;
          (ii) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any of its Equity Interest or issue any Rights to subscribe for or acquire any of its Equity Interest;
          (iii) declare, set aside, pay or make any dividend or other distribution (with respect to cash, stock or other property);
          (iv) merge or consolidate with or acquire any corporation or other Person;
          (v) change its accounting methods;
          (vi) change or alter any insurance coverage;
          (vii) permit or allow the Target Interests or the Newco New GP Interests to become subject to any Liens, except for Permitted Encumbrances;
          (viii) incur or guarantee any indebtedness for borrowed money or incur any liabilities prior to the Exchange Closing Date, other than liabilities related to or incidental to the holding and operating of the Properties that are incurred in accordance with the terms of this Agreement;
          (ix) cancel any material Third Party indebtedness owed to, or waive any claims or rights of, Newco or the New GP;
          (x) initiate any litigation, action, suit, proceeding, claim or arbitration, settle or agree to settle any litigation, action, suit, proceeding,

claim or arbitration or terminate, waive or release any material right or claim;
          (xi) hire any employee of Newco or the New GP;
          (xii) liquidate, dissolve, recapitalize or otherwise wind up its business; or
          (xiii) enter into any agreement or commitment to take any action prohibited by the immediately foregoing subparagraphs.
Notwithstanding anything to the contrary contained in this Article 12.11.4, subparts (i), (ii), (iii), (iv), (x), (xi) and (xii) shall not apply (and shall be deemed of no force or effect) with respect to Seller’s obligations under subsection (b) of this Article 12.11.4.
          12.12 Consents to Assign. Prior to each Closing Date, Seller shall attempt to obtain consents necessary to assign the Properties to the New GP at the Advance Closing and thereafter and to assign the Target Interests to Buyer at the Exchange Closing.
          12.13 Notification of Breaches. Until the Exchange Closing:
               12.13.1 Buyer shall notify Seller promptly upon Buyer’s knowledge that any of Seller’s or Buyer’s representations or warranties in this Agreement are untrue in any material respect or will be untrue in any material respect as of the Advance Closing Date or the Exchange Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Advance Closing Date or the Exchange Closing Date has not been so performed or observed in any material respect or that any title defect or noncompliance with any Environmental Law exists.
               12.13.2 Seller shall notify Buyer promptly upon Seller’s knowledge that any of Seller’s or Buyer’s representations or warranties in this Agreement are untrue in any material respect or will be untrue in any material respect as of the Advance Closing Date or the Exchange Closing Date or that any covenant or agreement to be performed or observed by Buyer prior to or on the Advance Closing Date or the Exchange Closing Date has not been so performed or observed in a material respect.
               12.13.3 If any of Buyer’s or Seller’s representations or warranties are untrue or will become untrue in any material respect between the date of execution of this Agreement and the applicable Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the applicable Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the applicable Closing Date, as applicable, then such breach shall be considered not to have occurred for all purposes of this Agreement.

          12.14 Third Party Software. Provided the Exchange Closing occurs, Buyer shall be responsible for the purchase of all Third Party-Owned Software that is needed or is appropriate for Buyer’s or the New GP’s operation of the Properties following the Exchange Closing, as currently operated by Seller. Seller will use reasonable efforts to procure for Buyer or the New GP the rights (including seeking and obtaining relevant vendor consents) to access and use (or permit Seller to access and use on Buyer’s behalf) all Third Party-Owned Software during the Transition Period only, and Buyer, provided the Exchange Closing occurs, shall bear all costs and fees, if any, to procure such consents and shall reimburse Seller in the Final Accounting Settlement for any such costs or fees incurred by Seller in connection therewith. Buyer acknowledges that Buyer’s and the New GP’s rights to access and use Third Party-Owned Software under Third Party consents so procured by Seller will expire at the end of the Transition Period, and Buyer agrees to obtain its own licenses for all Third Party-Owned Software that Buyer deems necessary or appropriate in connection with the operation of the Properties after the Transition Period. Upon termination of the Transition Period, Buyer shall certify to Seller in writing that all Third Party-Owned Software for which consents were obtained for it by Seller either has been de-installed or have been licensed by Buyer from the applicable vendor. Seller shall have the right to confirm, at Seller’s expense, that post-Transition Period use by Buyer of all Third Party-Owned Software has either ceased or continues under license(s) Buyer has acquired from the applicable vendors.
          12.15 Contributions.
          12.15.1 Prior to the Exchange, but effective as of the Effective Time, Seller shall (i) Contribute to the New GP all of Seller’s right, title, and interest in and to the Properties and (ii) cause the New GP to irrevocably accept the transfer, assignment, conveyance, delivery (as applicable) and contribution of the Properties from Seller and, in connection therewith, assume, the Assumed Obligations (any such contribution, a “Contribution Transaction” and, collectively, the “Contribution Transactions”). In connection with any Contribution Transaction, Seller shall cause Newco to, concurrently with such Contribution Transaction, make a capital contribution to the New GP in an amount sufficient for Newco to hold the Newco New GP Interest. Seller shall immediately commence the process of obtaining necessary consents and identifying and addressing PPRs in accordance with Article 3.1 and the procedures to be agreed upon by the Parties..
          12.15.2 Notwithstanding anything in this Agreement to the contrary, Seller shall retain and not Contribute, and the New GP shall not acquire, any of Seller’s right, title and interest in, to or under the Excluded Properties or any of the matters identified or that should have been identified on Exhibit “C”.
          12.15.3 In order to effect any Contribution Transaction, Seller and Buyer shall cooperate in the preparation, negotiation, execution and delivery of, and Seller shall, and shall cause the New GP to, execute and deliver, all instruments necessary to Contribute the Properties to New GP, including all necessary conveyances, bills of sales, assurances, transfers, assignments and consents and any other documents necessary or reasonably required to effectively consummate such Contribution Transaction.

          12.15.4 Except to the extent that Buyer indemnifies Seller pursuant to Article 8.5, Seller shall indemnify and hold harmless the Buyer Group and the New GP from any and all Claims related to Seller’s performance or failure to perform its obligations under this Article 12.15.
          12.15.5 To the extent that Seller fails to Contribute any of the Properties to the New GP prior to the Exchange, Seller shall notify Buyer of such event as soon as Seller obtains Knowledge thereof and Contribute such Properties to the New GP as soon as reasonably practicable.
          12.15.6 Notwithstanding anything in this Agreement to the contrary, Seller shall not Contribute any assets or Claims to the New GP other than as contemplated in this Agreement. .
          12.16 ERCB Licence Transfers. Buyer acknowledges and agrees that:
     (a) If requested by Seller, Buyer shall communicate with the ERCB to determine all conditions and deposits which the ERCB will require in order for the ERCB to approve the transfer by Seller to the New GP of licences for the Wells, and Pipelines and Facilities and any other tangibles licensed to the Seller, and shall advise Seller in writing of such conditions and required deposits. In such case, on the Exchange Date, Buyer shall or shall cause the New GP to satisfy the deposit requirements of the ERCB in order to approve any of those licence transfers to the New GP. Buyer further covenants to comply with all conditions imposed by the ERCB in respect of such transfers.
     (b) Subject to the approval of Seller’s working interest partners in the particular Property (to the extent such working interest partners have the contractual right to grant or deny consent) Seller, as soon as reasonably practicable following the Exchange Closing Date, shall prepare and electronically submit an application to the ERCB for the transfer of the Wells, and the Pipelines and Facilities, if any, held in the name of the Seller on behalf of the New GP and Buyer shall electronically ratify and sign such application. If Seller’s working interest partners for a Property deny their consent to such transfer, the Parties shall cooperate in re-transferring the pertinent licences back to Seller for Seller’s assignment to an approved operator.
     (c) Should the ERCB deny any licence transfer because of misdescription or other minor deficiencies in the application, Seller shall as soon as reasonably practicable correct the application and amend and re-submit an application for the licence transfers and Buyer shall electronically ratify and sign such application.
     (d) After the Exchange, whether or not Buyer requested prior determination of ERCB transfer conditions under Article 12.16(a), if for any reason the ERCB requires the New GP or Buyer to make a deposit in order to approve the licence transfer, Buyer shall or shall cause the New GP to covenant to immediately make such deposit.
     (e) If the New GP fails to make a deposit it is required to make under Article 12.16(d) within ten (10) days of Buyer’s receipt of notification from ERCB that such deposit is required, Seller shall have the right, but not the obligation, to make such deposit. In such event, Buyer shall reimburse Seller for the amount of such deposit plus interest thereon at the Prime Rate plus two percent (2%) from the date Seller paid the deposit until such reimbursement is made. In addition to all other rights to enforce such reimbursement otherwise available to Seller, it shall have the right to set-off the amount of such reimbursement (including interest) against other monies due to the New GP or Buyer.
     (f) Buyer hereby appoints Seller as its agent with regard to the payment referred to in Article 12.16(e), it being agreed however that Seller shall not have any obligation to make such security deposits on behalf of Buyer.
          12.17 Financial Records.
Both prior to and after the Advance Closing and the Exchange Closing, Seller shall provide Buyer with access (upon reasonable notice and during normal business hours) to (i) information reasonably requested by Buyer from Seller’s operating and financial Records relating exclusively to the Properties for the fiscal years ended December 31, 2008 and December 31, 2009 which were previously made available to Seller’s auditors for purposes of preparing Canada Strategic Performance Unit’s (“Canada SPU”) annual audited and quarterly reviewed financial statements for those years with respect to the Properties and (ii) information reasonably requested by Buyer from Canada SPU’s (or the New GP’s) corresponding records for any completed fiscal quarter for the fiscal year to be ended December 31, 2010 prior to any Closing, including (in each case) Records reasonably requested with respect to oil and natural gas reserves and production and direct lease operating costs with respect to each of the Properties and the gross revenues from each of the Properties and such other information relating to the Properties as Buyer may reasonably request in order for Buyer to prepare historical financial statements for the year ended December 31, 2009 and six months ended June 30, 2010, in each case to the extent required to be included by Buyer in any filings for purposes of Buyer’s corporate reporting under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to or as a result of the transactions contemplated by this Agreement (the “SEC Basis Financial Statements”). Seller shall cause Seller’s personnel to reasonably cooperate with Buyer in providing such access and to reasonably assist Buyer in locating and interpreting such Records and Seller shall use its commercially reasonable efforts to instruct IBM in IBM’s capacity as Seller’s contractor to provide reasonable assistance to Buyer in the preparation of the SEC Basis Financial Statements. In connection herewith, Seller shall use its commercially reasonable efforts to cause, during and after the Interim Period, Seller’s independent public accountants to make available to Buyer the personnel of Seller’s independent public accountants and Seller shall consent to Seller’s independent public accountants consulting on the preparation of the SEC Basis Financial Statements, provided that Buyer provides to such independent public accountants such indemnities, waivers and agreements with respect to such audit work papers and other files as such independent public accountants and Seller shall request. Seller shall reasonably cooperate with the Buyer’s independent public accountants in the preparation, audit and/or review of the SEC Basis Financial Statements so that Buyer may file within the time period required by the Exchange Act and the SEC Basis Financial Statements, which cooperation will include the delivery of one or more customary representation letters from Seller to such independent public accountants as may be reasonably required by such independent public accountants to perform an audit in accordance with generally accepted auditing standards or a review in accordance with AICPA standards and to render an opinion acceptable to the SEC with respect to the audit or review of the SEC Basis Financial Statements, it being understood that such representation letters shall acknowledge (i) Seller’s use of estimates and allocations in the preparation of the SEC Basis Financial Statements, and (ii) Seller’s belief that the SEC Basis Financial Statements represent the financial conditions and results of operations of the Subject Assets, and that such estimates and allocations were made on a reasonable basis. The cost incurred by Seller and their Affiliates in providing the financial Records (including fees of accountants, consultants and outside counsel) to Buyer and assisting Buyer as provided in this Article shall be borne by Buyer. Buyer releases Seller Group from and shall: (i) be liable to; and (ii) fully protect, defend, indemnify and hold Seller Group harmless from and against any and all claims, liabilities, losses or damages (including costs of investigation and attorneys’ and experts’ fees and expenses) relating to, arising out of, or connected with, directly or indirectly, the preparation or furnishing of any such records to Buyer, any actions, representations or certifications of Seller’s and its Affiliates’ personnel or auditors with respect to the information contained in such Records, or Buyer’s use of the information contained in such Records, the inclusion of such financial Records in any debt or equity offering documents or related materials, regardless of cause or of any negligent acts or omissions (including sole negligence, concurrent negligence or strict liability), breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect.
          12.18 Entity Classification Election. Seller or an Affiliate of Seller shall file a U.S. Internal Revenue Service Form 8832 electing to classify Newco as a disregarded entity for U.S. federal income tax purposes pursuant to section 301.7701-3 of the Treasury Regulations with effect as of the date of Newco’s formation and Seller shall provide Buyer with a copy of such Form 8832 and a copy of all correspondence received, if any, for the U.S. Internal Revenue Service acknowledging and accepting such election.
          12.19 Fair Market Value Disposition to the New GP. Except where this Agreement is terminated in accordance with Article 17, the acquisition of the Properties pursuant to the Contribution Transactions will be subject to subsection 97(1) of the Canadian Income Tax Act and, for greater certainty, no election has been filed, or will be filed, in respect of such acquisition under subsection 97(2) of the Canadian Income Tax Act (or any parallel provincial or territorial income tax legislation) and the Seller and its affiliates will prepare the documentation in respect of the Contribution Transactions and Seller, Newco, the New GP and Buyer will report the tax consequences of such transactions consistent with such treatment and on the basis that (i) the aggregate fair market value of the Properties at the time of such acquisition is equal to the

Adjusted Purchase Price and (ii) such fair market value will be allocated eighty percent (80%)% to Canadian resource property and twenty percent (20%) to depreciable property (with substantially all of such allocation to Class 41 property), each within the meaning of the Canadian Income Tax Act.
ARTICLE XIII
REGULATORY FILINGS
          13.1 HSR Filing. If compliance with the HSR Act is required in connection with the transactions contemplated by this Agreement, as promptly as practicable and in any event not more than five (5) Business Days after the date of this Agreement with respect to any initial filing pursuant to the HSR Act, both Parties shall file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and shall as promptly as practicable furnish any supplemental information that may be requested in connection therewith, and request early termination of the waiting period thereunder.
          13.2 Canadian Regulatory Filings. As promptly as practicable and in any event not more than ten (10) Business Days after the date of this Agreement, the Parties shall submit to the Canadian Competition Bureau under the CCA, the Investment Review Division of Industry Canada under the ICA, and if applicable, the Canadian Minister of Transport under the CTA the applicable filings required for the consummation of the transactions contemplated by this Agreement under the applicable statute (with the form of the CCA filing to be agreed upon by the Parties) and shall as promptly as practicable furnish any supplementary information that may be requested in connection therewith.
          13.3 NEB Approval. Subject to the approval of Seller’s joint venture partners in the particular Property (to the extent such joint venture partners have the contractual right to grant or deny consent) Seller, on behalf of itself and the Buyer (for which the Buyer appoints the Seller as its agent), as soon as reasonably practicable following the Advance Closing Date, shall prepare and submit an application to the National Energy Board pursuant sections 74(1)(a) and (b) of the NEB Act for the sale and purchase of the Pipelines regulated by the National Energy Board if any, in which the Seller has an interest. If Seller’s joint venture partners for a Property deny their consent to such transfer, the Parties shall cooperate in re-transferring the licenses for the pertinent Pipelines back to Seller for Seller’s assignment to an approved operator. Should the National Energy Board deny any transfer because of misdescription or other minor deficiencies in the application, Seller shall as soon as reasonably practicable correct the application and amend and re-submit an application for the transfers.
          13.4 All Antitrust Law Filings. Each Party shall bear its own costs and expenses incurred in connection with the Antitrust Law filings and the provision of information, and Buyer and Seller shall each bear one-half of the costs of any filing fee required under the applicable Antitrust Laws. Subject to applicable Law, the Parties (or, with respect to competitively sensitive information, each of their respective outside counsel) shall have the right to review in advance all characterizations of the information relating to this Agreement and the transactions contemplated hereby that appear in any filing made with a Governmental Authority as contemplated herein. Buyer and Seller agree to respond promptly to any inquiries from Governmental Authorities concerning such filings and to comply in all material respects with the filing requirements of the applicable Antitrust Laws. Buyer and Seller shall consult and cooperate with each other in connection with any investigation, review or other inquiry concerning the transactions contemplated by this Agreement commenced by any Government Authority and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the applicable Antitrust Laws. Buyer and Seller shall keep each other fully apprised with respect to any requests from or communications with the Governmental Authorities concerning such filings and shall consult in advance with each other with respect to all responses thereto and consider any comments of the other Party in good faith. Each of Seller and Buyer shall use their commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any Antitrust Law filing to consummate the transactions contemplated hereby as soon as practicable; provided, however, that in no event will the Parties or their respective Affiliates be required to agree to any divestiture, transfer or licensing of their properties, assets or businesses, or to the imposition of any limitation on the ability of any of the foregoing to conduct their businesses or to own or exercise control of their assets and properties. Each Party shall notify the other upon receipt of any approval pursuant to the Antitrust Laws.
ARTICLE XIV
PERSONNEL
          14.1 Employees. Employee-related matters shall be addressed on Exhibit “H”.
ARTICLE XV
CONDITIONS PRECEDENT TO EACH CLOSING
          15.1 Conditions Precedent to Seller’s Obligation to Close the Advance and the Exchange. Seller shall, subject to satisfaction or waiver of the conditions to each Closing in Article 15.3, proceed with the consummation of the transactions contemplated to occur on the applicable Closing Date, provided the following conditions precedent have been satisfied or such conditions have been waived in writing by Seller:
          15.1.1 Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (without regard to any material adverse effect or other materiality qualifier) with the same force and effect as though such representations and warranties had been made or given on and as of the applicable Closing Date, except where such failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement;
          15.1.2 Each of Buyer’s material obligations, covenants and conditions in this Agreement to be performed or complied with prior to the applicable Closing shall have been complied with in all material respects; and
          15.1.3 Buyer shall be willing and able to deliver the documents and perform the actions set forth in Article 16.3 in respect of the applicable Closing.

          15.2 Conditions Precedent to Buyer’s Obligation to Close the Advance and the Exchange. Buyer shall, subject to satisfaction or waiver of the conditions to each Closing set forth in Article 15.3, proceed with the consummation of the transactions contemplated to occur on the applicable Closing Date, provided the following conditions precedent have been satisfied or such conditions have been waived in writing by Buyer:
          15.2.1 Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (without regard to any Material Adverse Effect or other materiality qualifier) with the same force and effect as though such representations and warranties had been made or given on and as of the applicable Closing Date, except where such failures to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
          15.2.2 Each of Seller’s material obligations, covenants and conditions in this Agreement to be performed or complied with prior to the applicable Closing shall have been complied with in all material respects; and
          15.2.3 Seller shall be willing and able to deliver the documents and perform the actions set forth in Article 16.2 in respect of the applicable Closing.
          15.3 Conditions Precedent to Obligation of Each Party to Close the Advance and the Exchange. The Parties shall, subject to satisfaction or waiver of their respective conditions to each Closing set forth in Articles 15.1 and 15.2, and subject to the terms and conditions in the Debenture with respect to the Exchange Closing, proceed with the consummation of the transactions contemplated to occur on the applicable Closing Date, provided the following conditions precedent have been satisfied or such conditions have been waived in writing by both Parties:
          15.3.1 for the Exchange Closing only, the Canadian Regulatory Approvals shall have been obtained;
          15.3.2 in relation to the HSR Act, if applicable, the consummation of the transactions contemplated by this Agreement and the Debenture on the Exchange Closing Date shall have been approved or not prevented by (and the required waiting period, if any, shall have expired or been terminated under) the HSR Act and the rules and regulations of the United States Federal Trade Commission and the Department of Justice in the United States of America; and
          15.3.3 no injunction, order or award restraining, enjoining or otherwise prohibiting consummation of or granting material damages associated with the transactions contemplated by this Agreement has been issued by any Governmental Authority of competent jurisdiction and remains in effect, and no suits, actions or other proceedings are pending before any such Governmental Authority in which a Third Party seeks to restrain, enjoin or otherwise prohibit consummation of or obtain material damages associated with the transactions contemplated by this Agreement or the Debenture or the transfer of the Target

Interests; nor to the Parties’ knowledge are there any pending investigations by any Governmental Authority that would be likely to result in any suit, action or other proceedings to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement or the Debenture or transfer of the Target Interests.
ARTICLE XVI
THE CLOSING
          16.1 Closings.
          16.1.1 Advance Closing. No later than three (3) Business Days prior to the Advance Closing Date, the Seller shall provide Buyer wiring instructions designating the account(s) to which the Buyer shall deliver the Advance.
          16.1.2 Exchange Closing. The Parties agree that the Exchange Closing shall occur on the Exchange Closing Date. The Parties agree that Exchange Closing shall occur as soon as reasonably practicable upon the satisfaction of the conditions to closing described in Articles 15.1, 15.2, and 15.3.
          16.1.3 Each Closing. Each Closing shall be held on the applicable Closing Date in Seller’s office at 240 4th Avenue SW, Calgary, Alberta or such other place as Seller may notify Buyer before such Closing.
          16.2 Seller’s Obligations at the Closings. At Closing, Seller shall deliver to the Buyer, unless waived by Buyer, the following, as appropriate:
          16.2.1 for the Advance Closing only, the Debenture, duly executed by an authorized representative of Seller;
          16.2.2 for the Advance Closing only, the New GP Agreement dated effective as of the Advance Closing Date in form and substance reasonably satisfactory to Buyer;
          16.2.3 four (4) originals of the Certificate executed by an authorized representative of Seller;
          16.2.4 four (4) originals of a Certificate of Seller, dated as of the applicable Closing Date, signed by an authorized representative of Seller and certifying as to the incumbency and due authorization of the respective Seller’s signatory to this Agreement and the other documents executed in connection herewith;
          16.2.5 for the Exchange Closing only, evidence of approval or no action under the Antitrust Laws received by Seller;

          16.2.6 for the Exchange Closing only, executed copies of all contribution agreements effecting Contribution Transactions to transfer all of the Properties into the New GP in accordance with Article 12.15;
          16.2.7 for the Exchange Closing only, four (4) originals of the Transition Agreement executed by an authorized representative of Seller;
          16.2.8 for the Exchange Closing only, all original books and records of the New GP and Newco, including their respective minute books;
          16.2.9 for the Exchange Closing only, the Assignment of Partnership Interest, duly executed by Seller and Buyers;
          16.2.10 for the Exchange Closing only, the Transfer duly executed by Seller and Buyer;
          16.2.11 for the Exchange Closing only, in respect of the Excluded Properties to which any of the Petroleum Substances produced or producible from the Lands or for which Petroleum Substances from the Lands are dedicated to facilities comprising Excluded Properties is, or is to be, gathered, tied-in, processed, handled, treated, compressed, stored, measured, blended or transported to or at the Excluded Facilities, a gas processing agreement or such other agreement in favor of the New GP providing the same type of service, at the same priority, on a firm service basis, and on the same terms and conditions as were provided in respect of such Petroleum Substances prior to the Contribution of the Properties to the New GP for a term of two (2) years from and after the Exchange Closing;
          16.2.12 for the Exchange Closing only, four (4) originals of the Seismic License executed by an authorized officer or any Attorney-in-Fact of Seller;
          16.2.13 For the Exchange Closing only, an amount, if any, equal to the Exchange Amount less the Adjusted Purchase Price estimated as of such date in accordance with Article 2.2; and
          16.2.14 any other instruments and agreements as required to comply with the Seller’s obligations under this Agreement.
          16.3 Buyer’s Obligations at Closing. At Closing, the Buyer shall deliver to the Seller, unless waived by the Seller, the following:
          16.3.1 for the Advance Closing only, the Estimated Adjusted Purchase Price, as the Advance, by wire transfer of immediately available funds to the account(s) designated by the Seller in accordance with this Agreement;
          16.3.2 four (4) originals of the Certificate executed by a senior officer of each of Buyer;

          16.3.3 for the Exchange Closing only, evidence of approval or no action under the Anti Trust Laws received by Buyer;
          16.3.4 for the Exchange Closing only, the Debenture (the delivery of which shall evidence the set off of the obligation to pay the Exchange Amount of the Debenture against an obligation to pay an equivalent portion of the Purchase Price, as provided for in Article 2.2);
          16.3.5 four (4) originals of (i) certificates of status dated as of a date not earlier than five (5) Business Days prior to the applicable Closing Date, evidencing the existence and good standing of Buyer in its jurisdiction of incorporation and (ii) certificates of the Secretary or Assistant Secretary of Buyer, dated on the applicable Closing Date, certifying (A) that a true and correct copy of the resolutions of Buyer’s board authorizing this Agreement and the transactions contemplated hereby are attached thereto, have been duly adopted and are in full force and effect; and (B) as to the incumbency and authorization of the respective Buyer’s signatory to this Agreement and the other documents executed in connection herewith;
          16.3.6 for the Exchange Closing only, four (4) originals of the Transition Agreement executed by an authorized officer of Buyer;
          16.3.7 For the Exchange Closing only, an amount, if any, equal to the Adjusted Purchase Price estimated as of such date in accordance with Article 2.2 less the Exchange Amount;and
          16.3.8 any other instruments and agreements as required to comply with the Buyer’s obligations under this Agreement.
ARTICLE XVII
TERMINATION
          17.1 Grounds for Termination. This Agreement may be terminated (except for the individual provisions specifically referenced in Article 17.2 below) at any time prior to the Exchange Closing (unless another date is stated below):
          17.1.1 by the Parties’ mutual written agreement;
          17.1.2 by any Party, if consummation of the transactions contemplated by this Agreement would violate any non-appealable final order, decree or judgment of any Governmental Authority of competent jurisdiction enjoining, restraining, prohibiting or awarding substantial damages in connection with the (a) contemplated transfer of the Target Interests to Buyer in accordance with the terms hereof, (b) the Contribution of the Properties by Seller to the New GP in accordance with the terms hereof, or (c) consummation of the transactions contemplated by this Agreement and the Debenture;

          17.1.3 by Seller, if Buyer refuses or fails to fulfill its obligations under Article 2.4;
          17.1.4 by either Party, if at any time prior to the applicable Closing Date, such Party becomes aware that any condition precedent to such Party’s obligation to consummate either of the Closings cannot be satisfied prior to the applicable Closing Date, provided, however, that the terminating Party shall have given the other Party at least five (5) Business Days in which to attempt to cure the situation and at the end of such cure period, the relevant condition precedent remains unable to be satisfied prior to the applicable Closing Date;
          17.1.5 notwithstanding anything contained in this Agreement to the contrary, by either Seller or Buyer, if the Exchange has not occurred on or before the Maturity Date (unless such date is extended by mutual agreement of the Parties); provided, however, that no Party shall have the right to terminate this Agreement pursuant to this Article 17.1.5 if such Party or its Affiliates are at such time in material breach of any provision of this Agreement; or
          17.1.6 by either Party, if the Termination Defect Amount meets or exceeds the requisite amount set forth in the definition of such term.
          17.2 Effect of Termination; Failure to Close. Except as otherwise provided in this Article 17.2 if this Agreement is terminated in accordance with Article 17.1, such termination is without liability to either Party, except performance of obligations in this Article 17.2, and Articles 5.1(b), 17.3, 17.4, 19.1, 19.2, 20.1, 20.3, 20.7, 20.8, 20.10, 20.12, 20.13, 20.14, 20.15, and 20.18 all of which provisions survive termination of this Agreement. If, upon the Maturity Date, the Exchange has not occurred, Seller shall pay the amount due under the Debenture in accordance with its terms. If, upon the Maturity Date, the Exchange has not occurred because of Buyer’s material breach of this Agreement, or Buyer’s failure or refusal to consummate the Exchange Closing that is not permitted by the terms of this Agreement, Buyer shall pay to Seller as Seller’s exclusive remedy an amount equal to five percent (5%) of the Purchase Price together with Computed Interest thereon from July 30, 2010 to and including the Day immediately preceding such Maturity Date (the “Reverse Breakup Fee”). In such event, in satisfaction of its obligations under the Debenture, Seller shall pay to Buyer in immediately available funds an amount equal to (i) the aggregate Principal Amount together with all accrued interest thereon owed by Seller to Buyer under the Debenture minus (ii) the Reverse Breakup Fee, in which case, the Reverse Breakup Fee shall be set off against the payments owed to Buyer by Seller under this Agreement. The Reverse Breakup Fee, paid in accordance with the terms of this Article 17.2, shall constitute the Parties’ genuine pre-estimate of liquidated damages suffered by Seller in such event and shall not be a penalty. No default or failure by Buyer to perform any of its obligations hereunder shall relieve or release Seller of or from any of its obligations under the Debenture including the obligation to pay Buyer the Principal Amount together with all interest accrued thereon up to and including the Maturity Date; provided that, Seller may retain and set off the Reverse Breakup Fee from the payments due as aforesaid. Each Party agrees that notwithstanding anything in this Agreement to the contrary, in the event that the Reverse Breakup Fee is paid to Seller in accordance with this Article 17.2, the payment of such Reverse Breakup Fee shall be the sole and exclusive remedy of any member of the Seller Group against any member of the Buyer Group, and in no event will any member of the Seller Group seek to recover any other money damages or seek any other remedy based on a claim at law or in equity with respect to (1) any loss suffered, directly or indirectly, as a result of the failure of the transactions contemplated hereby to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and no member of the Buyer Group shall have any further liability or obligation to any member of the Seller Group relating to or arising out of this Agreement or the transactions contemplated hereby. The provisions for payment of the Reverse Breakup Fee as liquidated damages in this Article 17.2 have been included because, in the event of termination of this Agreement as described in Article 17.2, both Buyer and Seller agree that the actual damages that would be incurred by Seller are reasonably expected to approximate the amount of the Reverse Breakup Fee and because the actual amount of such damages would be difficult, if not impossible, to measure precisely and Buyer waives any and all rights to claim otherwise, and Seller shall have no liability or obligation to any member of the Buyer Group relating to or arising out of the Reverse Breakup Fee.
          17.3 Dispute over Right to Terminate. If there is a dispute between the Parties over the termination of or over the right of a Party to terminate this Agreement, (i) the Advance Closing shall not occur on the Advance Closing Date or (ii) the Exchange Closing shall not occur on the Exchange Closing Date, as applicable, and the Party that disputes the right of the other Party to terminate is entitled, within thirty (30) Days after the applicable Closing Date, to initiate litigation to resolve the dispute, unless the Parties mutually agree in writing to extend such time. If the Party that disputes the other Party’s right to terminate this Agreement does not initiate litigation within the thirty (30) Day period, this Agreement shall be deemed properly terminated as of the original date of termination, and the Party that disputes or has a right to dispute termination of this Agreement, on behalf of itself, its Affiliates, and the officers, directors, agents, employees, successors and assigns of itself and its Affiliates, irrevocably waives any and all claims it and they may have against the terminating Party for termination of this Agreement.
          17.4 Confidentiality. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary, the terms of the Confidentiality Agreement remain in full force and effect, provided that upon the earlier to occur of the Exchange or the payment by Seller to Buyer of all amounts owing under the Debenture in accordance with the terms thereof, the Confidentiality Agreement shall terminate to the extent (and only to the extent) it applies to the Target Interests conveyed at the Exchange Closing and the Properties intended to be Contributed to the New GP in accordance with the terms hereof.
ARTICLE XVIII
TAXES
          18.1 Access to Tax Records. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Properties relating to any taxable period beginning before the Exchange Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and records. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
ARTICLE XIX
ARBITRATION
          19.1 Friendly Consultation. In the event of any Arbitrable Dispute, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations between the Parties. The Parties agree to attempt to resolve all Arbitrable Disputes arising hereunder promptly, equitably and in a good faith manner.
          19.2 Arbitration.
     (a) The Parties shall attempt to resolve any Arbitrable Dispute promptly by negotiation between representatives who have authority to settle the controversy. Either Party may give the other Party written notice of any Arbitrable Dispute not resolved in the normal course of business. Within thirty (30) Days after delivery of the notice, the receiving Party shall submit to the other a written response. The notice and response shall include (a) a statement of that Party’s position and a summary of arguments supporting that position, and (b) the name and title of that Party’s representative and of any other Person who will accompany the representative. Within thirty (30) Days after delivery of the initial notice, the representatives of both Parties shall meet at a mutually acceptable time and place, and thereafter continue to meet as often as they reasonably deem necessary, to use their good faith and reasonable efforts to attempt to resolve the dispute. All negotiations pursuant to this clause shall be confidential and shall be treated as without prejudice compromise and settlement negotiations for purposes of applicable rules of evidence.
     (b) If an Arbitrable Dispute has not been resolved within sixty (60) Days after delivery of the initial notice set forth in Article 19.2.1, or if the Parties failed to meet within thirty (30) Days after delivery of such notice, then, at the request of either Party, such Arbitrable Dispute shall be submitted to binding arbitration to be conducted under the ADRI Rules, except as modified herein or in a subsequent written agreement between the Parties. In the event of any conflict between the provisions of the procedure set forth in this Article 19 (the

“Arbitration Procedure”) and the ADRI Rules, the provisions of this Article 19 shall prevail.
     (c) The process to resolve an Arbitrable Dispute by arbitration in accordance with this Article 19 shall be commenced by the delivery of a Notice of Request to Arbitrate in accordance with the ADRI Rules.
     (d) The location of the arbitration and all hearings shall be Calgary, Alberta. The language of the arbitration shall be English.
     (e) The arbitration shall be determined by three arbitrators (the “Arbitration Tribunal” or each an “Arbitrator”). The Arbitration Tribunal shall consist of two (2) Party-appointed Abitrators, one (1) appointed by Sellers and one (1) appointed by Buyers and a third neutral Arbitrator. No arbitrator may be a current or former officer, director, employee or consultant of, or other person who has had business or personal relationship with, a Party or any of its Affiliates. Each Arbitrator must be an lawyer qualified to practice in Calgary, Alberta and must have not less than seven (7) years experience in the Canadian oil and gas industry. The Parties shall jointly select the neutral Arbitrator to act as Chair of the Tribunal within ten (10) Business Days of the submission to arbitration. In the absence of the Parties agreeing upon the Chair, the Chair shall be appointed by the ADRI upon either Party making such a request of ADRI.
     (f) Within ten (10) Business Days of the appointment of the Chair, each Party shall then be entitled to nominate one Arbitrator to serve on the Arbitration Tribunal. In the absence of a Party making its nomination within that period, the other Party that has made its nomination shall be entitled to request the ADRI to make the appointment of the third Arbitrator.
     (g) Where any appointment is to be made by the ADRI and the ADRI or any lawful successor organization ceases to exist or is unable or unwilling to act, then such appointment shall be made by a Justice of the Court of Queen’s Bench of the Province of Alberta sitting in Calgary, in accordance with the provisions of the Arbitration Act (Alberta).
     (h) Upon the appointment of the Arbitration Tribunal they shall proceed to determine the Arbitrable Dispute. However, questions of procedure or any interlocutory applications regarding procedural matters shall be heard and decided by the Chair or, if the Chair so directs, the Arbitration Tribunal.
     (i) The arbitration hearing shall be concluded as soon as possible but not later than ninety (90) Days after the appointment of the Arbitration Tribunal and the Arbitration Tribunal shall render its final award and provide reasons for that award within thirty (30) Days following the conclusion of the hearing.
     (j) The Arbitration Tribunal shall have the jurisdiction to award damages, declaratory judgments, specific performance and injunctive and other equitable relief, but the Arbitration Tribunal will not have the power to modify or amend, in any respect, the provisions of this Agreement or, award punitive or exemplary damages, or to award consequential damages.
     (k) The Arbitration Tribunal shall be entitled to apportion the costs of arbitration in their award, or a subsequent award with respect to costs, in such manner as the Arbitration Tribunal deems just and reasonable taking into account the circumstances of the Arbitrable Dispute, the conduct of the parties during the arbitration proceeding, and the result of the arbitration.
     (l) An award of the Arbitration Tribunal will be final and binding upon the Parties, may be filed in any court of competent jurisdiction and may be enforced by any Party as a final judgment in such court.
     (m) In addition to the confidentiality provision set out in the ADRI Rules, the Parties (and any Affiliates who are parties to the arbitration), the witnesses and the Arbitrators shall agree not make use of the documents, materials or information disclosed by or on behalf of any other Party to the arbitration, the transcripts of the proceedings or any award of the Arbitrators for any purpose other than the arbitration of the Arbitrable Dispute. At the request of the Party that produced any documents or other materials in the arbitration, the other parties and the Arbitrators shall return all originals and any copies of such documents and materials, provided that each Party may retain one copy of all such documents and materials in the confidential files of its legal department only for the purpose of verification of its compliance with this clause. Each Party to the arbitration and each Arbitrator shall be responsible for compliance with this provision and the confidentiality provisions of the ADRI Rules by any person to whom disclosure is made by them.
     (n) In the event that the subject matter of the Arbitrable Dispute gives rise to the possible participation of one or more third parties (other than Affiliates) as plaintiffs or defendants who are not bound to and refuse to participate in an arbitration consistent with the terms of this Arbitration Procedure, then either by the written agreement of the Parties or upon the application of a Party to the Arbitration Tribunal where the Arbitration Tribunal concludes that:
     (i) one or more third parties would be proper parties as plaintiffs or defendants to the Arbitrable Dispute by virtue of there being common questions of fact or law in the Arbitrable Dispute and the matter involving the third party or parties,
     (ii) the absence of the third party or parties in the arbitration could reasonably result in either Party becoming subject to conflicting awards or judgments, and
     (iii) such an outcome could reasonably result in a Party suffering material prejudice, then the arbitration shall be terminated and the Parties shall resolve the Arbitrable Dispute by litigation.

          19.3 Interim Remedies. Before a notice to arbitrate is given or prior to the selection of the Arbitrators, nothing contained herein shall prevent a Party from applying to a court that would otherwise have jurisdiction for provisional or interim measures. After the Arbitrators have been selected, they shall have sole jurisdiction to hear such applications, except that any measures ordered by the Arbitrators may be immediately and specifically enforced by a court otherwise having jurisdiction over the Parties.
ARTICLE XX
MISCELLANEOUS
          20.1 Notices. All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by (a) certified or registered mail, return receipt requested, with all postage and other charges fully prepaid, (b) hand or courier delivery or (c) facsimile transmission. Date of service by delivery is the date on which such notice is received by the addressee and by facsimile is the date sent (as evidenced by fax machine generated confirmation of transmission) if received during normal business hours on a Business Day; provided, however, if not received during normal business hours on a Business Day, then the date of receipt will be on the next date that is a Business Day. Each Party may change its address by notifying the other Party in writing of such address change, and the change will be effective thirty (30) Days after such notification is received by the other Party.

To Seller: [___]

BP Canada Energy
240 — 4th Avenue S.W.
Calgary, Alberta, T2P 2H8
Attention: President
Facsimile: 403-233-1188

With a copy to:
Corporate Secretary
Facsimile Number: 403-233-5610

To Buyer:

Apache Canada Ltd.
1000, 700 9th Avenue SW
Calgary, Alberta, T2P 3V4
Attn: Business Development
Facsimile: 403-303-1870

With a copy to:
Apache Corporation
2000 Post Oak Boulevard
Suite 100
Houston, Texas 77056
Attn: General Counsel

          20.2 Costs and Exchange Date Consents. Notwithstanding other provisions of this Agreement, Buyer shall be responsible for recording and filing documents associated with assignment of the Properties to the New GP, including filing the assignments with appropriate federal, state and local authorities as required by Law. As soon as practicable after recording or filing, Buyer shall furnish Seller all recording data and evidence of all required filings made by Buyer. Buyer shall be responsible for obtaining all consents and approvals of Governmental Authorities customarily obtained subsequent to transfer of title, and Seller shall use reasonable efforts to cooperate with Buyer in order to facilitate Buyer’s obtaining of such consents and approvals. Except as expressly provided otherwise in this Agreement, all fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transactions contemplated by this Agreement shall be paid in full by the Party that incurred such fees, costs and expenses.
          20.3 Brokers, Agents and Finders. None of Seller nor any of its Affiliates has retained any brokers, agents or finders in connection with the transactions contemplated hereby for which Buyer or its Affiliates shall have any liability. Seller releases Buyer Group from and shall fully protect, indemnify and defend Buyer Group and hold them harmless from and against any and all claims relating to, arising out of, or connected with, directly or indirectly, commissions, finders’ fees or other remuneration due to any agent, broker or finder claiming by, through or under Seller or its Affiliates. Neither Buyer or any of its Affiliates retained any agents, brokers or finders for Buyer associated with the transactions contemplated hereby for which Seller or any of its Affiliates shall have any liability. Buyer releases Seller Group from and shall fully protect, indemnify and defend Seller Group and hold them harmless from and against any and all claims relating to, arising out of, or connected with, directly or indirectly, commissions, finders’ fees or other remuneration due to any agent, broker or finder claiming by, through or under Buyer or its Affiliates.
          20.4 Records. At the Exchange Closing and through the Transition Period, Seller shall grant Buyer reasonable access to the Records. No later than the end of the Transition Period (except as provided below), Seller shall furnish Buyer electronic copies of the Records that are maintained by Seller and such copies of the Records shall become the property of the Buyer; with the understanding that Seller may retain originals or copies of any Records. If Seller retains originals of Records, Seller shall provide a copy of them to Buyer at Seller’s expense. Buyer shall cause the New GP to maintain the Records received from Seller for five (5) years after the Exchange Closing Date and afford Seller full access to the Records and a right to copy the Records at Seller’s expense as reasonably requested by Seller. In addition, Buyer shall cause the New GP to afford Seller full access to records and data produced after the Exchange Closing Date and reasonably requested by Seller in connection with any claim by Buyer for indemnity or breach of Seller’s representations, warranties or covenants under this Agreement (excluding, however, attorney work product and attorney-client communications entitled to legal privilege), and a right to copy such records and data at Seller’s expense.
          20.5 Further Assurances. After the Exchange Closing and on an on-going basis: (a) Buyer shall and shall cause the New GP to execute and deliver or use reasonable efforts to cause to be executed and delivered any other instruments of conveyance and take any other actions as Seller reasonably requests to more effectively put Seller in possession of any property that was not intended by the Parties to have been Contributed to the New GP, or to implement the New GP’s assumption of obligations pursuant to Article 12.2; and (b) Seller shall execute and deliver or use reasonable efforts to cause to be executed and delivered any other instruments of conveyance and take any other actions as Buyer reasonably requests to more effectively (1) put the New GP in possession of the Properties intended to be Contributed to the New GP in accordance with the terms of this Agreement, including any other oil and gas assets included in the Data Room or reflected in the financial information provided to Buyer in the Data Room or located within the Yukon and Northwest Territories, the provinces of British Columbia, Alberta, and Saskatchewan, but excluding the Excluded Properties, which are owned by Seller or any Affiliate of Seller and which were not previously Contributed to the New GP, (2) put Seller in possession of and title to any Property that was not intended to be (x) a Property or (y) conveyed or was conveyed in error (including reassignment from Buyer to Seller of any Properties that were conveyed in violation of valid PPRs or material consents to assignment disclosed in Scheducles to this Agreement and subject to commensurate payment adjustment, or to implement Buyer’s assumption of obligations pursuant to Article 12.2 or (3) provide Buyer with title to the Target Interests in accordance with the terms hereof and the Debenture. In particular, Seller and Buyer agree to execute and deliver such instruments and take such other actions as may be necessary and advisable to: (i) make all filings, registrations, and recordings which must be made with respect to the Properties, the Target Interests or the New GP in the records of the applicable Governmental Authority in order that the records maintained by the applicable Governmental Authority shall accurately reflect the transfer of legal title to the Properties from Seller to New GP, (ii) enable Seller to promptly take all reasonable actions within Seller’s control to allow New GP or its designee to be designated as operator and/or permittee, as appropriate, with respect to the Facilities, Leases and portions thereof included in the Properties of which the New GP cannot be the operator and/or permittee of record, and to recommend that Buyer or its designee be designated as operator with respect to the other such Facilities, Leases or portions thereof included in the Properties of which Seller is currently operator and/or permittee of record; and (iii) obtain prompt and unconditional applicable Governmental Authority approvals of transfer of the Properties. Except to the extent constituting Excluded Properties, Seller and Buyer agree that it is the intent of the Parties that Seller Contribute to the New GP in accordance with and subject to the terms and conditions of this Agreement all of the oil and gas assets owned by Seller or any Affiliate of Seller, which were included in the Data Room or reflected in the financial information provided to Buyer in the Data Room or acquired by Seller prior to the Exchange Closing, including all properties, Petroleum and Natural Gas Rights and associated pipelines, plants, compressor stations, artificial lift equipment, facilities, vehicles, buildings and other equipment related to the exploration for the production, gathering, processing and marketing of Petroleum Substances located within the Yukon and Northwest Territories and the Provinces of British Columbia, Alberta, and Saskatchewan. For a period of two (2) years after the Exchange Closing Date, to the extent any Affiliate of Seller has given notice to terminate a Contract pursuant to its terms, Buyer shall have the right, in its sole discretion, to retain such Contract under the same terms and conditions therein and to extend the term thereof for a period of two (2) years after the termination date set forth in such notice.

          20.6 Survival of Certain Obligations. Except for (i) the representation and warranties in Articles 10.1.8 and 10.1.9, which shall survive indefinitely, (ii) the representation and warranty in Article 10.1.23, which shall terminate six (6) years after the Closing Date and (iii) the representations and warranties in Articles 10.1.2 and 10.1.19 and the covenants in Article 12.19 which shall survive for the applicable Tax limitation period, the representations and warranties of the Parties in Articles 10 and 11 terminate twenty-four (24) months after the Exchange Closing Date; and thereafter no action can be commenced either in court or disputes brought to arbitration based on breach of those representations and warranties, without prejudice to the right to recovery in connection with actions or disputes commenced in the appropriate forum prior to the end of such periods. Except as expressly provided otherwise in this Agreement, waivers, disclaimers, releases and obligations of indemnity and defense contained in this Agreement survive the Exchange Closing indefinitely.
          20.7 Amendments and Severability. No amendments, waivers or other modifications of terms of this Agreement shall be effective or binding on the Parties unless they are written and signed by both Parties. Invalidity of any provisions in this Agreement shall not affect the validity of this Agreement as a whole, and in case of such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.
          20.8 Successors and Assigns. Except as provided otherwise in this Agreement, this Agreement may not be assigned (in whole or in part), without the express prior written consent of the non-assigning Party, except that Seller may assign its rights to proceeds hereunder. The terms, covenants and conditions contained in this Agreement are binding upon and inure to the benefit of the Parties and their successors and permitted assigns.
          20.9 Headings. Titles and headings in this Agreement have been included solely for ease of reference and shall not be considered in interpretation or construction of this Agreement.
          20.10 Governing Law. This Agreement (including the administration of binding arbitration pursuant to Article 19) is governed by the Laws of the Province of Alberta, excluding any choice of law rules that would direct application of Laws of another jurisdiction. Any action permitted by this Agreement to be commenced in court shall be brought and maintained exclusively in the courts of Alberta, Canada, and each Party hereby waives any objection it may have thereto.
          20.11 No Partnership Created. It is not the purpose or intention of this Agreement for the Parties to create (and it shall not be construed as creating) a joint venture, partnership or any type of association of the Parties, and neither Party, except as expressly contemplated by the Debenture, is authorized to act as an agent or principal for the other Party with respect to any matter related hereto.
          20.12 Public Announcements. Seller (on behalf of Seller Group) and Buyer (on behalf of Buyer Group) agree not to issue any public statement or press release concerning this Agreement or the transaction contemplated by it (including price or other terms) without prior notice to and consultation with the other Party; provided, however, that the foregoing shall not apply to any such issuance (i) to a Governmental Authority or other entity when required by

Law or to the extent such data and information is required to be furnished in compliance with any applicable Laws, or pursuant to any legal proceedings or because of any order of any court binding upon the issuing Party, or (ii) to the extent that it must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over the issuing Party.
          20.13 Name Change. Following the Exchange Closing Date, Buyer shall not be entitled to use the expression “BP”, including any logo, trademark or design containing such expression, and, accordingly, within three (3) Business Days following the Exchange Closing Date, cause the name of the New GP to be changed to a name that does not contain the expression “BP”. Within 90 Days following the Exchange Closing, Buyer shall use all reasonable efforts to cause to be removed any signage from the Properties that refers to such expression and make all requisite filings with, and provide request notice to, the appropriate Governmental Authorities to place title or other evidence of operation or ownership of the Properties in a name that does not contain the expression “BP”.
          20.14 No Third Party Beneficiaries. Nothing contained in this Agreement entitles anyone other than Seller or Buyer or their authorized successors and assigns to any claim, cause of action, remedy or right of any kind whatsoever, except with respect to waivers and indemnities that expressly provide for waivers or indemnification of Buyer Group or Seller Group, in which case members of such groups are considered third party beneficiaries for the sole purposes of those waiver and indemnity provisions.
          20.15 Not to be Construed Against Drafter. Each Party has had an adequate opportunity to review each and every provision of this Agreement and to submit the same to legal counsel for review and advice. Based on the foregoing, the rule of construction, if any, that a contract be construed against the drafter shall not apply to interpretation or construction of this Agreement.
          20.16 Indemnities and Conspicuousness of Provisions. Except to the extent provided otherwise in Article 5.1 of this Agreement, the release, defense, indemnification and hold harmless provisions provided for in this Agreement shall be applicable whether or not the claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys’ fees and costs of litigation) in question arose solely or in part from the active, passive or concurrent negligence, strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of any Indemnified Party, or from any pre-existing defect.
          20.17 Execution in Counterparts. This Agreement may be executed in counterparts, that when taken together constitute one valid and binding agreement.
          20.18 Time of the Essence. Time is of the essence with respect to all provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive a Party of the benefits of any grace or use period allowed in this Agreement.
          20.19 Entire Agreement. This Agreement, the Debenture, the Confidentiality Agreement and the documents executed in connection with the transactions contemplated hereby and thereby represent the final agreement between the Parties or their Affiliates relating to the terms of purchase and sale of the Target Interests, constitute the entire understanding and agreement between the Parties with respect to the sale, assignment and conveyance of the Target Interests and other transactions contemplated by this Agreement, and supersede all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) relating to such matters. This Agreement, the Confidentiality Agreement and the documents executed in connection with the transactions contemplated hereby may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Parties.

The Parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first set forth above.
SELLER

BP Canada Energy Company,
As Managing Partner of BP Canada Energy, an Alberta partnership, by BP Corporation North America Inc., as “Empowered Party” under the Articles of Association of BP Canada Energy Company

Per:	/s/ David A. Gardner
Name: David A. Gardner
Attorney-in-Fact

BUYER

Apache Canada Ltd.,

Per:	/s/ David L. French
Name: David L. French
Vice President — Business Development